As filed with the Securities and Exchange Commission on October 20, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Audience Productions, Inc.

(Exact name of registrant as specified in its charter)

Washington	7812	26-3071343
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification Number)
incorporation or organization)	Classification Code Number)

2311 N. 45th Street, Suite 310, Seattle, WA 98103

(888) 463-4308

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

6500 Harbour Heights Parkway, Suite 400, Mukilteo, WA 98275

(800) 927-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Beacon Law Advisors

801 Second Avenue, Suite 614

Seattle, WA 98104

ATTN: Noel Howe

Fax: 206-749-9261

Upon the prospectus being declared effective. (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer Accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Shares to be Registered	Offering Price per Share	Aggregate Offering Price	Selling Commissions	Amount of Registration Fee[1]
Series A Preferred Shares as defined in the Prospectus	800,000	$10.00	$8,000,000.00	$0.00	$446.40

1.	Determined pursuant to Section 6(b) of the Securities Act of 1933 and subsequent releases regarding annual adjustments to applicable fees.

The registrant hereby amends this registration statement (the “Registration Statement”) on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “33 Act”) or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 20, 2009

PROSPECTUS

October 20, 2009

Preliminary Prospectus

Audience Productions, Inc., a Washington Corporation

800,000 Series A Preferred Shares

Audience Productions, Inc. (“API”), a Washington corporation is offering 800,000 Series A Preferred Shares to raise production funds for the feature film “Lydia Slotnick Unplugged” (the “Film”). The Series A Preferred Shares will be sold by API and the services of a broker or dealer will not be used. If all of the Series A Preferred Shares are not sold within 360 days after commencement of the offering, sales of Series A Preferred Shares shall cease and all subscription funds will be promptly returned. The time period that the Series A Preferred Shares will be available for sale is known as the “Offering Period”, and the amount we are attempting to raise, $8,000,000, is known as the “Offering Amount”.

The price to the public is $10.00 per Series A Preferred Share, with a minimum purchase of two Series A Preferred Shares, plus a $.50 per share debit/credit card payment processing fee. All of the proceeds of the offering will be impounded at Banner Bank, located at 3405 188th St. SW, Suite 301, Lynnwood, WA 98037 in accordance with the Impound of Funds Agreement between Banner Bank and API (see Exhibit 10.1). This means that API will not have access to the funds unless the Offering Amount is raised within the Offering Period. Only Series A Preferred Shares will have voting rights and are also the only shares entitled to a priority return, equal to the purchase price of the Series A Preferred Shares plus 5%. This is known as the “Series A Preferred Priority Return.”

There are conflicts of interest that may arise between the officers of API (Jay T. Schwartz (President), George Brumder (Treasurer), and Julie Chase (Secretary), (the “Officers”)), future business efforts, and potential third parties. We urge you to read about these conflicts in the “CONFLICTS OF INTEREST” Section of this “Prospectus.”

The Officers of API will each receive $200,000 as compensation (the “Production Management Fee”). The Production Management Fee relates to six milestone payments of approximately $33,333 for each Officer. Each Production Management Fee payment is associated with a discrete completion stage of the Film. The contracts containing the terms surrounding the relationships between the Officers and API can be found in the “OFFICERS’ COMPENSATION” Section and Exhibits 10.2, 10.3, and 10.4.

Throughout this Registration Statement we have applied the plain language disclosure rules and limited the use of defined terms to the extent practical. However, in order to maintain adequate disclosure to investors and readability we have used a number of defined terms. These terms are each described in the body of this Prospectus and in a glossary that has been attached as an Appendix.

The information in this Prospectus is not complete and may be changed. We will not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Series A Preferred Shares are not, and will not be, listed on any national securities exchange or over the counter market. The Series A Preferred Shares are not transferrable, except by operation of law (see “DESCRIPTION OF SECURITIES TO BE REGISTERED -- Material Provisions Contained Within the Articles and Bylaws”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

We have only undertaken efforts to qualify this offering for offers to individual investors in the following jurisdictions: CA, CO, CT, FL, GA, HI, IL, IN, LA, MN, NJ, NY, UT, WI, WY; therefore, individual investors located outside of these jurisdictions should not expect to be eligible to participate in this offering.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus and does not contain all of the information you should consider in making your investment decision. Each prospective investor is urged to carefully read this summary together with the more detailed information, including our financial statements and the related notes, elsewhere in this Prospectus and its exhibits. You should carefully consider, among other things, the matters discussed in “Risk Factors” beginning on page 6.

Suitability Standards

The investing section of API’s website will be coded to only allow access to those prospective investors that reside in jurisdictions where the offering is registered and meet any state-specific investor suitability standards, such as income, asset, or maximum investment limitations. The maximum investment for any individual investor in any jurisdiction is $2,500 or 250 Series A Preferred Shares (as further described in the “PLAN OF DISTRIBUTION” Section). Once we finalize the states in which we are going to sell our securities, the Prospectus will be amended to reflect the applicable state investor suitability requirements.

Audience Productions, Inc.

API is a Washington corporation formed in July 2009 to engage in the business of developing, financing, producing, marketing, and selling the full length motion picture, “Lydia Slotnick Unplugged” (the “Film”). API has three Officers, Jay T. Schwartz (President), George Brumder (Treasurer), and Julie Chase (Secretary). The Film tells the story of a hip, thirty something music executive that has to prove she still has an edge. So, she digs up dirt on a has-been rocker, but uncovers a bigger story. We will attempt to sell the Film to a distributor, however, there are no plans or arrangements with any distributors currently in place. Also, there is no guarantee that we will be able to sell the Film to any distributor. The budgetary information described in this Prospectus, does not include costs for distributing the Film. API currently has limited operations and assets, and is considered a “Shell Company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “34 Act”).

We are a corporation whose Officers are the sole owners of the “Common Shares” (as defined in the “SERIES A PREFERRED SHARE OWNERSHIP” Section) of API. The company’s three Common Shares are owned equally by the Officers. Prior to the issuance of Series A Preferred Shares (as defined in the “SERIES A PREFERRED SHARE OWNERSHIP” Section) pursuant to this offering, the Officers are the sole owners of API. The material provisions contained within the Articles of Incorporation (the “Articles”) and Bylaws can be found in the “DESCRIPTION OF SECURITIES TO BE REGISTERED - Material Provisions Contained Within the Articles and Bylaws” Section. The Articles and Bylaws can be found in Exhibits 3(i) and 3(ii) respectively.

Upon successfully raising the Offering Amount within the Offering Period, API will engage in the production of the Film. However, we will not be able to begin working on the Film unless we receive the Offering Amount and there is a risk that the proceeds of the offering may not be sufficient to complete the Film.

There are conflicts of interest that may arise. If the Officers are unable to sell the completed Film, then the Officers may purchase the Film, in cash, for fair market value, upon approval by the holders of a majority of the Series A Preferred Shares. Fair market value will be determined on the basis of, and will be equal to, the amount which would be obtained in an arm’s length transaction between an informed and willing buyer under no compulsion to buy and an informed and willing seller under no compulsion to sell. This in no way means that there will be such interested parties. It is entirely possible that the Film’s assets will be worthless and that the fair market value of such assets will be zero.

The Officers may engage in other businesses in the future. These businesses may be in competition with API. The Officers may utilize independent third party consultants to assist with the production and marketing of the Film. A conflict of interest may arise since these consultants may also be performing services for other entertainment companies and may not be devoting their time exclusively to API’s business. It is possible that the consultants may advise actions that are not advantageous to API’s investors, which could have a negative impact on the investors’ investment.

The Officers will each earn $200,000 (the “Production Management Fee”) from API, in accordance with the Production Management Fee Payment Schedule found in the “MANAGEMENT COMPENSATION” Section, and the Services Agreements found in Exhibits 10.2, 10.3, and 10.4, in exchange for providing the following services: (1) managing the day-to-day activities related to production of the Film, such as (a) disbursement of production funds to third parties, (b) daily review of Film project deliverables and milestones, (c) approving any changes to the shooting schedule or budget, (d) engaging and contracting with necessary third parties in addition to the production company (e.g., graphic artists or web developers), (e) managing third parties to ensure API’s contractual requirements are met, and (f) negotiating contract amendments or resolving disputes with third parties; (2) providing updates on the progress of the Film project so that API can correspond with Series A Preferred Shareholders regarding such progress, (3) marketing of the Film for eventual sale or distribution; (4) drafting and negotiation of sale or distribution terms and conditions; and (5) calculation of proceeds to be distributed by API from the sale of the Film or other distribution to Series A Preferred Shareholders. If the Offering Amount is not raised then no Production Management Fee shall be paid to the Officers. The Production Management Fee shall only be paid after the Offering Amount is raised and the offering proceeds are released from API’s impound account.

Upon the purchase of a Series A Preferred Share, each investor becomes a Series A Preferred Shareholder of Audience Productions, Inc. Series A Preferred Shareholders will have the following rights and obligations as further described in the “DESCRIPTION OF SECURITIES TO BE REGISTERED - Material Provisions Contained Within the Articles and Bylaws” Section and the Articles and Bylaws found in Exhibits 3(i) and (ii) of this Prospectus.

1.	Series A Preferred Share Voting Rights

Three Common Shares have been issued to the Officers, and 800,000 Series A Preferred Shares will be issued to the investors upon successful completion of this offering. Only Series A Preferred Shares will have voting rights, one vote per share. The matters that the Series A Preferred Shares are authorized to vote on are set forth in the Washington Business Corporation Act, which include, but are not limited to:

•	Amendments to API’s Articles or Bylaws;

•	The approval of a merger of API into another entity;

•	Any additional sales of equity securities of API;

•	An election to dissolve or cessation of all or a substantial part of API’s business;

•

The power to approve and make all final decisions and determinations regarding the selling, exchanging, or otherwise disposing of substantially all of API’s assets, including distribution arrangements;

•	Election and removal of any director; and

•	Purchase of the Film for fair market value by the Officers

2.	Control of Audience Productions, Inc.

API is a Washington corporation and the Officers of API are Jay T. Schwartz (President), George Brumder (Treasurer), and Julie Chase (secretary). The Officers have the authority to operate the business of API on a day-to-day basis in accordance with the terms of the Services Agreements between the parties (see Exhibits 10.2, 10.3, and 10.4) and the Bylaws (see Exhibit 3(ii)). The Officers have the authority to execute all contracts, agreements, licenses and other documents, and to make withdrawals from API’s checking, savings, and similar accounts.

3.	Economic Rights

In accordance with the Articles (see Exhibit 3(i)), API will pay out distributable cash as follows:

•

The Series A Preferred Shareholders are entitled to the Series A Preferred Priority Return (equal to the amount of their original investment of $10 per Series A Preferred Share, plus 5%). Until the Series A Preferred Priority Return has been satisfied, 100% of API’s distributable cash will be paid to the Series A Preferred Shareholders, pro-rata.

•	Once the Series A Preferred Priority Return has been satisfied, API’s distributable cash, if any, will be paid 50% to the Series A Preferred Shareholders and 50% to the Common Shareholders, pro-rata.

4.	Restrictions on Transfer of Series A Preferred Shares

Significant restrictions have been placed on the transferability of Series A Preferred Shares, as further described in the Bylaws (see Exhibit 3(ii)). Series A Preferred Shares should be purchased only by persons with the financial ability to acquire and hold the Series A Preferred Shares as a long-term investment. Series A Preferred Shareholders shall not sell, transfer, assign, pledge, hypothecate, encumber, subject to a security interest, or otherwise dispose of their Series A Preferred Shares, or any part thereof, except by operation of law.

5.	Election of Future Directors

Series A Preferred Shareholders will have the authority to remove the current and elect future directors (the “Directors”) of API.

Summary Financial Information

The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this Prospectus. We have prepared our financial statements contained in this Prospectus in accordance with accounting principles generally accepted in the United States. All information should be considered in conjunction with our financial statements and the notes contained elsewhere in this Prospectus.

Income Statement	For the Period July 6, 2009 (date of inception) to September 30, 2009
Revenue	$0
Expenses	$83,573
Net Loss	$(83,573)

Balance Sheet	September 30, 2009
Total Assets	$1,457
Total Liabilities	$85,000
Shareholders’ Equity (Deficit)	$(83,543)

The Offering

API is offering 800,000 Series A Preferred Shares, with a minimum purchase of two Series A Preferred Shares, in accordance with the “SERIES A PREFERRED SHARE OWNERSHIP” Section of this Prospectus. This is an all or none offering. All subscription funds which are accepted will be deposited directly into API’s segregated impound account at Banner Bank. Subscription funds placed in the impound account may only be released once the Offering Amount is raised and in accordance with the terms of the Impound of Funds Agreement between Banner Bank and API (see Exhibit 10.1). No investor may purchase more than 250 Series A Preferred Shares ($2,500) in this offering, as set forth in the Form of Subscription Agreement (see Exhibit 99.1). The purchase price for the Series A Preferred Shares is $10, with a minimum purchase of two Series A Preferred Shares, plus a $.50 per Series A Preferred Share debit/credit card processing fee, and will be payable in full upon subscription. The debit/credit card processing fees are strictly pass-through. API does not make any money in these transactions. The processing fees are collected by Banner Bank and are subtracted from each payment prior to the funds being deposited into API’s impound account. None of the debit/credit card payment fees are associated with API’s impound account in any way. For example, a purchase of 10 Series A Preferred Shares would equal $100 + $5.00 = $105 paid by the investor. $5.00 is collected by Banner Bank to cover the processing fee, which is distributed to the applicable debit/credit card network (i.e., Visa or MasterCard) and the investor’s issuing debit/credit card bank, and $100 would be placed in API’s impound account. If the Offering Amount is raised, then the total amount paid by the investors would be $8,400,000 of which $400,000 would have been collected by Banner Bank, and distributed as described above, with $8,000,000 as the gross proceeds to API. The debit/credit card processing fees are mandated by Visa and MasterCard and must be paid when utilizing those networks for payment transactions. We will only accept Visa and MasterCard payments and therefore each investment transaction is subject to the fees. If API does not sell all of the Series A Preferred Shares by the close of the Offering Period, all proceeds raised to that point will be promptly returned to subscribers of Series A Preferred Shares, pro-rata, with interest, if any. However, the $.50 per Series A Preferred Share debit/credit payment transaction fee paid upon the purchase of the Series A Preferred Shares shall not be refunded.

API acknowledges that Banner Bank is performing the limited functions of a “Depository”, as that term is defined in the “Impound of Funds Agreement” (see Exhibit 10.1), and that this fact in no way means the Depository has passed in any way upon the merits or qualifications of, or has recommended, or given approval to any person, security, or transaction.

You are urged to read the Articles and Bylaws carefully (see Exhibits 3(i) and (ii)), as they contain important provisions related to voting, control, and the economic rights and obligations of API’s investors. This Prospectus contains a description of such material provisions of the Articles and Bylaws (see “DESCRIPTION OF SECURITIES TO BE REGISTERED - Material Provisions Contained Within the Articles and Bylaws” Section).

RISK FACTORS

The following factors are listed in the order API considers to be the most substantial risks to an investor in this offering in view of all of the facts and circumstances or which otherwise make the offering one of high risk or speculative (i.e., those factors which constitute the greatest threat that the investment will be lost in whole or in part, or not provide an adequate return).

The purchase of the Series A Preferred Shares involves a high degree of risk and no prospective investor should purchase any Series A Preferred Shares unless he can afford to lose his entire investment in API. Each prospective investor should carefully consider the following risk factors associated with this investment, and should consult with his own legal and financial advisors. API has included all known material risks in existence at the time of the issuance of this offering.

Cautionary Statements. The discussions and information in this Prospectus may contain both historical and forward-looking statements. To the extent that the Prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of API, please be advised that API’s actual financial condition, operating results and business performance may differ materially from that projected or estimated by API in forward-looking statements.

1.	API has no operating history, it is a new business and there is no assurance that API will ever earn revenue. API has recently been formed to develop, finance, produce, market, and sell the Film. API does not have any earnings or gross revenues to date; and given the nature of its structure and purpose, would not have any revenues prior to the Film being monetized. API currently has no assets or working capital. There is no assurance that API will be profitable or will earn revenues from its planned monetization of the Film.

2.

Investments would be in a speculative and competitive business where investors could lose their entire investment. The entertainment industry is extremely competitive and the commercial success of any motion picture is often dependent on factors beyond the control of API, including but not limited to audience preference and exhibitor acceptance. There is no assurance that the Film will be acquired, produced, or distributed. API or its designees may not be able to engage or retain qualified talent for the Film, including actors, directors, film editors and other production personnel. API may experience substantial cost overruns in developing, producing, and marketing the Film and may not have sufficient capital to successfully complete the Film. Competent distributors or other personnel may not be available to assist API in its financing and marketing efforts for the Film. API may not be able to sell or license the Film because of industry conditions, general economic conditions, competition from other producers, or lack of acceptance by studios, distributors, exhibitors, and audiences. API may also incur uninsured losses for liabilities which arise in the ordinary course of business in the entertainment industry, or which are unforeseen, including but not limited to copyright infringement, product liability, and employment liability. There is no assurance that the Series A Preferred Shareholders (as defined in the “SERIES A PREFERRED SHARE OWNERSHIP” Section) will not lose their entire investment in API.

3.	API is under capitalized and the public investors will be providing most of the capital for the business. The investors will be responsible for providing API with the majority of its capital and will therefore bear most of the economic risk. It is possible that investors could lose their entire investment and investing in API should only be made by those investors who can afford to lose their entire investment.

4.	There is no assurance that the Film will be profitable or provide any return to investors. There is no assurance as to whether API will be profitable or earn revenues, or whether API will be able to return any investment funds, to make cash distributions, or to meet its operating expenses.

5.	There are inherent risks in motion picture production, which could lead to cost overruns and substantial risk that the production funds raised from the offering are insufficient. The production of motion pictures involves a substantial degree of risk. Production costs are often miscalculated and may be higher than anticipated due to reasons or factors beyond the control of API (such as delays caused by labor disputes, illness, accidents, strikes, faulty equipment, death or disability of key personnel, destruction or damage to the Film itself, or bad weather). Accordingly, API may require funds in excess of the Film’s anticipated budget in order to complete production. API will seek to obtain favorable production contract terms and conditions to protect API against some of these risks, including dealing with bondable entities, meaning third parties that are capable of obtaining insurance for their services. However, investors will bear substantial risk in the event that the Film does not have sufficient funding to complete production.

6.

There is no public market for the securities and transferability of the Series A Preferred Shares is restricted. Investors will not be able to liquidate their investment and the Series A Preferred Shares should be considered a long term investment. Significant restrictions have been placed on the transferability of Series A Preferred Shares, as further described in the Bylaws (see Exhibit 3(ii)). Series A Preferred Shares should be purchased only by persons with the financial ability to acquire and hold the Series A Preferred Shares as a long-term investment. There is no public market for the Series A Preferred Shares. Investors cannot sell, transfer, assign, pledge, hypothecate, encumber, subject to a security interest or otherwise dispose of their Series A Preferred Shares, or any part thereof, except by operation of law. For example, if an investor dies without a will, his heirs are determined by operation of law and such heirs will receive his Series A Preferred Shares. Similarly, if an investor marries or has a child after his will has been executed, in some jurisdictions the law writes the spouse or child into the will and such spouse or child may receive the investor’s Series A Preferred Shares upon his death. Consequently, the investors will not be able to liquidate their investment in API if such liquidation should become necessary or desired.

We are not applying to have our securities traded on any national securities exchange or over the counter trading market. Furthermore, it is anticipated that if we meet our business plan, the Film will be sold and API liquidated in a relatively short period of time and therefore it would not benefit the Series A Preferred Shareholders to have the Series A Preferred Shares transferrable. Lastly, there are substantial costs associated with accommodating trading and managing the transfer of securities. Since API may be liquidated in less than one year, we believe it is in the best interest of the company to avoid these costs.

7.	API has no distribution contracts in place and there is no assurance that the Film will ever be monetized in any way. Even if the Film is distributed, there is no assurance that it will be economically successful, which could lead to loss of the investors’ entire investment. If the Film is completed, there is no assurance that API will be successful in securing one or more distributors to distribute it. Furthermore, even if a distributor distributes the Film, there is no assurance that the Film will be an economic success, even if it is successful critically or artistically. While it is the intent of API that any sale of distribution rights will be for fair value and in accordance with the standards and practices of the motion picture industry, no assurance can be given that the terms of such agreement will ultimately be advantageous to API. Distribution agreements generally give a distributor significant flexibility in determining how a film will be exhibited. Depending on the distribution contract, there can be no assurance that the distributor will not limit the Film’s run, limit the territories in which the Film is exhibited, or otherwise fail to actively promote the Film. Any such action by the distributor could have a material adverse effect on the economic success of the Film and revenues received by API. There can be no assurance of ancillary or foreign sales of the Film. In any event, distributable cash from monetization of the Film cannot be realized, if at all, until many months after API’s expenditure for the Film. API may attempt to retain a sales agent to sell the foreign rights to the Film. No assurance can be given that the Officers will actually be able to obtain a sales agent, that a sales agent, if obtained, would be able to sell any rights to the Film, or that if such rights are sold they will be on terms advantageous to API.

8.

There are economic risks associated with distribution. Even if API secures a distribution arrangement, there is no assurance that the Film’s revenues will exceed its production costs. If not, investors could lose all of, or at least a substantial portion of, their investment. If a third party distributor is obtained for the Film, the success of such distribution will depend on a number of factors over which API will have little or no control. Even if all territories, both domestic and foreign, are sold, there can still be no assurance that the Film will succeed on an economic level. If the total production costs exceed the total worldwide minimum guarantees or minimum advances, if any, there may be problems which could adversely affect the Film’s ultimate profitability, including: public taste, which is unpredictable and susceptible to change; competition for theaters; competition with other films and other leisure activities; advertising costs; uncertainty with respect to release dates; and the failure of other parties to fulfill their contractual obligations and other contingencies. Distribution agreements generally give a distributor significant flexibility in determining how a film will be exhibited. There can be no assurance that a distributor will not limit the Film’s run, limit the territories in which the Film is exhibited, or otherwise fail to promote the Film actively. Any such action by the distributor could have a material adverse effect on the economic success of the Film and revenues received by API. In the event that the Film is distributed in foreign countries, some or all of the revenues derived from such distribution may be subject to currency controls and other restrictions which would restrict the available funds.

9.	There is intense competition in the entertainment industry and virtually all other competitors have greater assets, experience, and resources than API. Therefore, API may not be able to secure an arrangement that will provide any return to investors and investors may also lose their entire investment. The entertainment industry is characterized by intense competition. API will be subject to competition from other producers and distributors including major studios, most of which have greater financial resources and management experience and expertise than API. All aspects of the motion picture industry are highly competitive. API faces competition from major studios and other independent motion picture companies and television production companies not only in attracting creative business and technical personnel for the production of the Film, but also in distributing the Film. Virtually all of these competitors have substantially greater experience, assets, and financial and other resources than API, and have worldwide distribution organizations in place. The Film will also be subject to extensive competition from other forms of entertainment, including but not limited to television programming, cable television, and other entertainment. There is no assurance that API will be able to provide a return to investors; and it is possible that investors will lose their entire investment.

10.	There are risks which may cause cost overruns. If cost overruns occur, the Film project might be halted, which could result in a complete loss of the investment. Additional funds may also be sought by API, resulting in dilution of the investors’ ownership. API may incur substantial cost overruns in the development, production, and sale of the Film. API and its management are not responsible for cost overruns incurred in API’s business and are not obligated to contribute capital to API. Unanticipated costs may force API to substantially dilute its ownership in the Film by requiring it to obtain additional capital or financing from other sources, or may cause API to lose its entire investment in the Film if it is unable to obtain the additional funds necessary to complete the production and marketing of the Film. There is no assurance that API will be able to obtain sufficient capital to successfully implement its business plan. If a greater investment is required in the Film because of cost overruns, the probability of earning a profit or a return of the Series A Preferred Shareholders’ investment in API is diminished.

11.	Funds raised from the offering may be inadequate to complete the Film, and if API cannot sell or raise additional funds to complete the Film, investors may lose their entire investment. API will have limited capital available to it; such capital will be limited to the amount that API raises from this offering. If API’s entire original capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then API may sell all or a portion of its interest in the Film, if possible. Furthermore, a shortage of funds may prevent or delay API from completing the production and selling the Film. There is no assurance that API will have adequate capital to conduct its business.

12.	If additional financing for production of the Film is sought, there is no assurance that such additional funding will be available. In the event the Film’s production costs exceed the amount raised by API, API may seek outside funding, subject to the Series A Preferred Shareholder voting requirements (See “BUSINESS — Securities Offered”), to finance the remainder of the costs. There can be no assurance that such outside funding will be available or if available that such funding will be on terms that are not disadvantageous to API.

13.	There is no assurance of any cash distributions to investors. There is no assurance as to when or whether cash will be available for distribution to the Series A Preferred Shareholders. API is responsible for paying direct and any indirect expenses incurred by all third parties in connection with making the Film. The costs of making and marketing the Film must be paid before any cash distributions are made by API. API must pay these expenses, as well as operating expenses and other costs, prior to distributing cash to the Series A Preferred Shareholders. Even if cash distributions are made, API may not be profitable. API, in its discretion, may retain funds for working capital purposes.

14.	There is a substantial risk that without the Officers (Jay T. Schwartz, George Brumder, and Julie Chase), API may not be able to achieve its business objectives. API’s future success will depend substantially upon the ability of the Officers to implement the business strategy. The loss of the Officers or the inability to attract and retain other talented personnel could have a material adverse effect on API’s ability to conduct its business.

15.	API does not have independent Directors and decisions affecting the company are not ratified by disinterested directors. The Board of Directors of API is not independent. Therefore, decisions affecting the disposition of the company are not ratified by independent directors. There is a risk that the interests of the investors and the board members are not aligned, which could negatively impact the value of the investors’ investment.

16.	The Series A Preferred Shares were priced arbitrarily and the actual value may be less than the price paid. There is no established market for the Series A Preferred Shares. We established the offering price without an independent valuation of the Series A Preferred Shares. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. This valuation may bear no relation to the actual value of the Series A Preferred Shares, which may be substantially less than the price paid by investors.

17.	API does not have independent audit and compensation committees. API does not have independent audit and compensation committees, which means that API’s accounting practices and management compensation have not been reviewed nor ratified by independent Directors. There is an increased risk that API’s accounting practices will not be GAAP compliant and that the Officer’s compensation is overstated.

18.	Cash distributions to investors, if any, typically may take a year or longer. Typically, investors cannot expect to receive a return on their investment prior to the elapse of approximately one year after the completion of the principal photography. Investors should only invest in API as a long term investment and understand there is a high risk that they may lose their entire investment.

19.

Conflicts of interest may exist that could have a negative impact on the investors’ investments. If API is unable to sell the completed film, the Officers may purchase the Film, in cash, for fair market value, upon approval by the Series A Preferred Shareholders. Fair market value will be determined on the basis of, and will be equal to, the amount which would be obtained in an arm’s length transaction between an informed and willing buyer under no compulsion to buy and an informed and willing seller under no compulsion to sell. This in no way means that there will be such interested parties. It is entirely possible that the Film’s assets will be worthless and that the fair market value of such assets will be zero. The Officers may participate in other entities (film projects) which engage in activities similar to those of API, such as developing, financing, producing, marketing, and selling other full length motion pictures. Some Officers may allocate management time and resources to future projects, to the possible detriment of API. The Officers may from time to time form new entities and engage in other businesses in the future. Other businesses owned and managed by the Officers may be in competition with API.

API may utilize independent third party consultants, unaffiliated with API, to assist with the production and marketing of the Film. A conflict of interest may arise since these consultants may also be performing services for other entertainment companies or affiliates of API and may not be devoting their time exclusively to API’s business. It is possible that the consultants may advise actions that are not advantageous to API’s investors, which could have a negative impact on the investors’ investment.

20.	The Officers have broad discretion in operating the business and applying the gross proceeds of the offering with limited investor input. Under API’s Bylaws (see Exhibit 3(ii)), the Officers are given the exclusive authority to manage API’s business. The Officers will negotiate, or assign the responsibility to negotiate, all third party contracts on behalf of API. Investors must rely on the Officers for the operation of API. The Officers have broad discretion to manage API and apply the gross proceeds of the offering of the Series A Preferred Shares to developing the Film.

21.	The Directors and Officers will be held harmless against certain claims, which could reduce AP’s assets or ability to make a distribution to the Series A Preferred Shareholders. API will, to the greatest extent allowed under Washington law, hold the Directors and Officers harmless against certain claims arising from either their or API’s activities. If API were called upon to perform under the indemnification agreements it has with each of its Directors and Officers, then the portion of its assets expended for such purpose would reduce the amount otherwise available for the Film, or for distributions to the Series A Preferred Shareholders, if any.

22.	The Officers have limited resources and are not likely to have other sources for additional working capital if API needs it. In the event this occurs, the investors’ investment will be at risk. It is not anticipated that the Officers will have the financial resources or the liquidity to provide funds to API in the event that API needs additional working capital. Furthermore, the Officers do not have any obligation to make loans or provide capital to API.

23.	API will not repurchase any Series A Preferred Shares. Regardless of whether the Film is a financial success, API will not purchase any of the Series A Preferred Shares and Series A Preferred Shareholders will not have any rights to require API to purchase their shares.

24.	The piracy landscape for motion pictures could negatively impact the value of the Film. Motion picture piracy is an international as well as a domestic problem. Motion picture piracy is extensive in many parts of the world, including South America, Asia (including Korea, China, and Taiwan), the countries of the former Soviet Union and the former Eastern bloc countries. The United States government has publicly considered trade sanctions against specific countries which do not prevent copyright infringement of United States produced motion pictures. Such actions could impact the amount of revenue that API realizes from the international distribution of the Film, if any, depending upon the countries subject to such action and the duration of such action.

FORWARD LOOKING STATEMENTS

Information in this Prospectus contains “forward looking statements” which can be identified by the use of forward-looking words such as “believes”, “could”, “possibly”, “probably”, “anticipates”, “estimates”, “projects”, “expects”, “may”, or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The matters herein constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

DETERMINATION OF OFFERING PRICE

There is no established market for our Series A Preferred Shares. We established the offering price without an independent valuation of the Series A Preferred Shares. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria.

Evaluation of the project by Eugene Mazzola and the rest of our advisory board led us to the budgetary information found in the “USE OF PROCEEDS” Section.

Eugene Mazzola (www.eugenemazzola.com) is a film and television producer and his company, Bridge Productions, Inc. has been selected as the producer of the Film. In the Officers’ view, Bridge Productions represented the best value based on their experience, reputation, knowledge of the project, ability to obtain a completion bond, and Seattle area location. The Production Services Agreement between Bridge Productions and API was executed on July 20, 2009 (see the "USE OF PROCEEDS" Section and Exhibit 10.7.

PROMOTER’S INTANGIBLE ASSET CONTRIBUTIONS AND

TANGIBLE BOOK VALUE

Promoter’s Intangible Asset Contributions

The Officers, who are also promoters (as defined in Rule 405 of the 33 Act, as amended), have contributed the services listed in the table below related to the development of API and the Film to date. The Officers have not and will not receive any compensation in exchange for contributing such services. The basis for the value of the promoter’s intangible asset contributions listed below was the Officers’ research of the fair market value of similar services in the Seattle, WA market. Hourly costs for legal services in the Seattle market range from $250 to $500 for partners and $125 to $250 for associates. Beacon Law Advisors’ (the lawyers that have written the legal opinion within this Prospectus) rates are $395 and $195, respectively. Beacon has said that the creation of an S-1 filing would take anywhere from 40% to 60% of a partner’s time, the rest of the work being done by an associate. According to the United States Office of Management and Budget, the estimated average burden to complete an S-1 is 1,176 hours. The consulting rates for the non-legal services indicated below in Seattle range from $200 to $300 per hour. Even though the Officers will not be reimbursed for their intangible asset contributions, they will receive compensation in the form of the Production Management Fee of $200,000 each (in accordance with the Production Management Fee payment schedule contained within the Services Agreements between the Officers and API as further described in Exhibits 10.2, 10.3, and 10.4) and contingent compensation in their capacities as the Common Shareholders. Each of these forms of compensation are further described in the “MANAGEMENT COMPENSATION” Section.

Description	Value
Establish Audience Productions, Inc.	$1,700

Create and file all offering related documents.	$341,200

Create online marketing plan and design web pages.	$32,000

Draft and manage all third party agreements.	$16,000

Code offering documents for submission to EDGAR.	$46,600

Review and score script.	$7,000

Create audience participation and response model.	$14,000

TOTAL	$458,500

Tangible Book Value

Prior to the offering commencing, API has a tangible book value (“TBV”) of ($83,543) and has three Common Shares outstanding. In the event that API successfully raises the Offering Amount, API expects to have a TBV of approximately $7,916,457, have three Common Shares and 800,000 Series A Preferred Shares outstanding, and the TBV of each share (Common and Series A Preferred) will be $9.90.

PLAN OF DISTRIBUTION

The Series A Preferred Shares are self underwritten and are being offered and sold by API on an all or none and best efforts basis. No compensation will be paid to API, including its Officers and Directors, or any affiliated company or party with respect to the sale of the Series A Preferred Shares. This means that no compensation will be paid with respect to the sale of the Series A Preferred Shares to Jay T. Schwartz, George Brumder, or Julie Chase. We are relying on Rule 3a4-1 of the Securities Exchange Act of 1934, Associated Persons of an Issuer Deemed not to be Brokers. The applicable portions of the rule state that associated persons of an issuer shall not be deemed brokers if they a) perform substantial duties at the end of the offering for the issuer; b) are not broker dealers; and c) do not participate in selling securities more than once every 12 months, except for any of the following activities: i) preparing written communication, but no oral solicitation; or ii) responding to inquiries provided that the content is contained in the applicable registration statement; or iii) performing clerical work in effecting any transaction.

Neither API, Jay T. Schwartz, George Brumder, nor Julie Chase conduct any activities that fall outside of Rule 3a4-1 and are not brokers nor are they dealers. All subscription funds which are accepted will be deposited directly into API’s segregated impound account at Banner Bank (see Exhibit 10.1, Impound of Funds Agreement). Subscription funds placed in the impound account may only be released, if the Offering Amount is raised within the Offering Period, in accordance with the Impound of Funds Agreement between Banner Bank and API. No investor may purchase more than 250 Series A Preferred Shares ($2,500) in this offering. The purchase price for the Series A Preferred Shares is $10, with a minimum purchase of two Series A Preferred Shares, plus a $.50 per Series A Preferred Share debit/credit card payment processing fee, and will be payable in full upon subscription. The debit/credit card payment processing fees are strictly pass through. API does not make any money in these transactions. The processing fees are collected by Banner Bank and are subtracted from each payment prior to the funds being deposited into API’s impound account. For example, a purchase of 10 Series A Preferred Shares would equal $100 + $5.00 = $105 paid by the investor. $5.00 is collected by Banner Bank to cover the processing fee, and $100 would be placed in API’s impound account. If the Offering Amount is raised within the Offering Period, then the total amount paid by the investors would be $8,400,000, of which $400,000 would have been collected by Banner Bank with $8,000,000 as the gross proceeds to API. If API does not raise the Offering Amount within the Offering Period, all proceeds raised to that point will be promptly returned to subscribers of Series A Preferred Shares pro-rata, with interest, if any. However, the $.50 per Series A Preferred Share debit/credit card payment transaction fee paid upon the purchase of the Series A Preferred Shares shall not be refunded.

Once this Registration Statement is declared effective by the SEC, API, subject to the 33 Act and corresponding state regulations, is permitted to generally solicit investors by using advertising mediums, such as print, radio, TV, and the Internet. API plans to solicit investors using the Internet through a variety of existing Internet advertising mechanisms, such as search based advertising and search engine optimization. Please note that API will not communicate any information to prospective investors without providing access to the Prospectus. Prospective investors will have continuous access to the Prospectus, 24 hours per day 7 days per week, via the URL www.YourMovieShares.com or by clicking on hyperlinks contained within emails or online advertisements. We will not orally solicit investors and no offers or sales of securities will be made prior to this Registration Statement being declared effective by the SEC. The screens within the API website may include the “Home,” “How API Works,” “Invest,” “Blog,” and “FAQ” pages. The site will also include policies, management, and contact sections. Series A Preferred Shares will be offered to the public as follows. On API’s homepage, prospective investors can view the Prospectus by clicking on the Prospectus link. After the prospective investors have had the opportunity to review the Prospectus (they will also have the ability to print or download a PDF), they may select from the navigation bar that they would like to purchase Series A Preferred Shares in API. If this is the case, they will then be asked if they reside in a jurisdiction where the Series A Preferred Shares are registered. If so, the prospective investor will enter the number of Series A Preferred Shares they would like to purchase (between 2 and 250, not to exceed $2,500) and agree to the terms and conditions of the Subscription Agreement that is also available for downloading and printing, including any state-specific suitability requirements. Investments will be processed on a first come, first served basis, up to the Offering Amount of $8,000,000. After that, the investment system will automatically shut down and no other prospective investors will be permitted to enter the investment area of API’s website. All investment payments will be made via debit/credit card.

The Offering Period will commence upon the Prospectus being declared effective. The investing section of API’s website will be coded to only allow access to those prospective investors that reside in jurisdictions where the securities are registered and meet any state-specific investor suitability standards, such as income, asset, or maximum investment limitations. Prospective investors must provide their addresses and zip codes. If a zip code does not match that of a jurisdiction where sales are permitted, access is denied. Once the prospective investor determines that they want to invest in API, a cross reference is done with the billing address used for the debit/credit card and the address originally provided. If the addresses do not match, then the transaction is cancelled. API’s website must also be able to reliably accept payments from investors. Once the offering is declared effective, API will implement its payment capabilities, which will be similar to most electronic commerce sites that accept debit/credit card payments for merchandise.

Online marketing will be used in API’s efforts to sell the Series A Preferred Shares. The online marketing that will be conducted by API covers the following areas. First, adword and sponsored link optimization as described below. Second, we will research which email lists are available for purchase. Third, API will use Constant Contact, Inc. (“Constant Contact”) a third party email distribution company, to distribute email communication on API’s behalf. Constant Contact is a provider of third party email distribution services and using Constant Contact will allow API to efficiently update investors on events related to the Film. For further information on Constant Contact visit www.constantcontact.com. Our contract with Constant Contact will be a monthly subscription terminable at any time by us. API does not consider its agreement with Constant Contact a material contract.

Internet Advertising

Once the offering is declared effective by the SEC and target states, API is permitted to generally solicit investors who reside in those states by use of various advertising mediums, such as print, radio, TV, and the Internet. API plans to primarily use the Internet through a variety of existing Internet advertising mechanisms, such as adwords and search engine optimization (e.g., placement on Yahoo and Google) and possibly advertising on third party websites. As a result, it is anticipated that Internet traffic will arrive at API’s website where prospective investors, who must register on API’s website and live in jurisdictions where the Series A Preferred Shares are permitted to be offered and sold, can find additional information on the production of the Film and may initiate a purchase of Series A Preferred Shares in compliance with the Subscription Agreement. Prospective investors who click on an API sponsored link or advertisement will be directed to the API website at www.YourMovieShares.com. The investing section of API’s website will be coded to only allow access to those prospective investors that reside in jurisdictions, and meet the applicable state-specific suitability standards, where the offering is registered. Prospective investors must provide their addresses and zip codes. If a zip code does not match that of a jurisdiction where the offering and sale of the securities is permitted, access is denied. Once the prospective investor determines that they want to invest in API, a cross reference is done with the billing address used for the debit/credit card and the address originally provided. If the addresses do not match, then the transaction is cancelled.

API’s online marketing will function primarily through a combination of Google adwords, Yahoo sponsored links, and advertising on third party websites, which have yet to be identified and will not be until after this offering has been declared effective. The adwords and sponsored links offered by Google and Yahoo must be chosen and managed, since the availability and pricing for various key words and phrases constantly changes as people bid on them. Generally, the more popular a search term, the more expensive it will be. It should be noted that no matter how the availability and price of these adwords and sponsored links change, the content of API’s associated advertisements will always comply with the 33 Act. Furthermore, Google and Yahoo provide customers with the ability to restrict and test searches within specific jurisdictions. In API’s case, search terms will be restricted to those jurisdictions where the securities are registered. API may also purchase select email distribution lists that cover film enthusiasts, however, no lists have been either identified or purchased and will not be until after this offering has been declared effective. API will use Constant Contact as its email distribution vendor. There is no written agreement between Constant Contact and API. Constant Contact is a subscription service that charges a monthly fee for email communications. API plans to drive traffic to its website via its use of Google and Yahoo’s adwords and sponsored links, advertising on third party websites, and email distribution via Constant Contact. Once traffic arrives at API’s site, prospective investors will be able to review the site contents, including the ability to view and download the entire Prospectus, and purchase Series A Preferred Shares if they so desire and meet the requirements of the Subscription Agreement.

The Prospectus will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on API’s website.

Non-Production Activities Costs Prior to Commencement of the Offering

API is a development stage company and lacks any historical operating income or expense. The non-production activities costs that were incurred prior to the commencement of the offering are:

Description	Amount ($)
Legal Services - Drafting	82,000
Legal Services - Intellectual Property	413
Accounting Services	412
Incorporation Expense	238
Literary Options	200
Computer Software	184
Statutory Representation	126

Total	83,573

The total non-production costs incurred prior to commencement of the offering were $83,573. Of that amount, $82,000 is due to Beacon Law Advisors and $1,573 is due to the Officers. The Officers are also owed an additional $1,427, an amount which, as of September 30, 2009, is classified as cash. These costs are only recoverable if API raises the Offering Amount within the Offering Period, which means that they are only at-risk to the Officers until such time.

DESCRIPTION OF SECURITIES TO BE REGISTERED

API is offering 800,000 Series A Preferred Shares at a purchase price of $10.00 per Series A Preferred Share, with a minimum purchase of two Series A Preferred Shares, in accordance with the “SERIES A PREFERRED SHARE OWNERSHIP” Section of this Prospectus. The purchase price for the Series A Preferred Shares will be payable in full upon subscription. All subscription funds which are accepted will be deposited directly into API’s segregated impound account at Banner Bank (as defined in the “PROSPECTUS SUMMARY—Audience Productions, Inc.” Section). Subscription funds placed in the impound account may only be released once the Offering Amount is raised, in accordance with the Impound of Funds Agreement between Banner Bank and API (see Exhibit 10.1). The maximum amount for investment in this offering by any individual investor is $2,500. The Officers have the right, but not the obligation, to enable API to meet the minimum capitalization amount, subject to the individual investor limitation of $2,500. There is no public market for the Series A Preferred Shares and transferability of the Series A Preferred Shares is prohibited unless via operation of law, as further described in the Bylaws (see Exhibit 3(ii)).

Material Provisions Contained Within the Articles and Bylaws

API, and the relative rights and obligations of its Series A Preferred Shareholders, are governed by applicable law and API’s Articles and Bylaws found in Exhibits 3(i) and (ii) of this Prospectus. The material provisions contained within the Articles and Bylaws pertain to the following:

1.	Series A Preferred Share Voting Rights

Three Common Shares have been issued to the Officers, and 800,000 Series A Preferred Shares will be issued to the investors upon successful completion of this offering. Only Series A Preferred Shares will have voting rights, one vote per share. The matters that the Series A Preferred Shares are authorized to vote on are as set forth in the Washington Business Corporation Act, which include, but are not limited to:

•	Amendments to API’s Articles or Bylaws;

•	The approval of a merger of API into another entity;

•	Any additional sales of equity securities of API;

•	An election to dissolve or cessation of all or a substantial part of API’s business;

•

The power to approve and make all final decisions and determinations regarding the selling, exchanging, or otherwise disposing of substantially all of API’s assets, including distribution arrangements;

•	Election and removal of any director of API; and

•	Purchase of the Film for fair market value by the Officers.

As set forth in the Bylaws (see Exhibit 3(ii)), except as described above, those activities of API not requiring Series A Preferred Shareholder approval are left to the Officers’ discretion, such as:

•	Selection of and contracting with any third parties for goods and services related to production of the Film;

•	Managing day-to-day production and;

•	Employment decisions

In the event a Series A Preferred Shareholder vote is required, API will file a proxy with the SEC and solicit electronic proxies from the Series A Preferred Shareholders.

2.	Control of Audience Productions, Inc.

API is a Washington corporation and is managed by its Officers, Jay T. Schwartz (President), George Brumder (Treasurer), and Julie Chase (Secretary), who are also the Common Shareholders. The Officers have the authority to operate the business of API on a day-to-day basis in accordance with the Bylaws (see Exhibit 3(ii)). The Officers, on behalf of API, have the authority to execute all contracts, agreements, licenses and other documents, and to make withdrawals from API’s checking, savings and similar accounts. The Officers also have the following rights and powers which it may exercise at the cost, expense and risk of API:

A.	To expend the capital and income of API, if any, in the furtherance of API’s business;

B.	To execute and deliver promissory notes, checks, drafts, and other negotiable instruments on behalf of API;

C.	To hire or engage on behalf of API such employees, independent contractors and personnel as the Officers deem necessary or appropriate, including but not limited to affiliates of API, in order to conduct API’s business;

D.	To employ such attorneys, accountants and other persons, subject to the terms otherwise stated herein, as the Officers deem necessary or advisable to carry out the purposes of API;

E.	To purchase from or through others, casualty and other insurance which the Officers deem advisable, appropriate, convenient, or beneficial to API;

F.	To delegate or assign all or any of its duties, rights or obligations and employ, or contract with any person deemed in its discretion necessary or desirable for the transaction of the business of API; and

G.	To execute and deliver any and all other instruments to carry out the purposes of the business.

3.	Economic Rights

The ownership of API shall be in the form of two classes of share, three Common Shares and 800,000 Series A Preferred Shares (collectively, the “Shares”). API is authorized to issue 800,003 total Shares. Only Series A Preferred Shares are being offered in this offering; no further issuances of Common Shares will be made.

A.	The Series A Preferred Shareholders are entitled to a priority return equal to the amount of their original investment of $10 per Series A Preferred Share plus 5% (the “Series A Preferred Priority Return”). Until the Series A Preferred Priority Return has been paid, distributions of cash will be made 100% to the Series A Preferred Shareholders pro-rata.

Once the Series A Preferred Priority Return has been satisfied, all distributions of cash will be made 50% to the Series A Preferred Shareholders (pro-rata amongst the class), and 50% to the Common Shareholders (pro-rata amongst the class).

B.	For example, if the Series A Preferred Shareholders have collectively invested $8,000,000 of cash in API, and API then sells the Film for $10,000,000, API would distribute (plus or minus API’s net worth at the time of the sale):

•	$8,000,000 to the Series A Preferred Shareholders (i.e., equaling a return of their invested cash); then

•	$400,000 to the Series A Preferred Shareholders (i.e., equaling the Series A Preferred Priority Return—5% of $8,000,000); then

•	$800,000 (50% of the remaining $1,600,000) pro-rata amongst the Series A Preferred Shareholders; and $800,000 pro-rata amongst the Common Shareholders.

PLEASE NOTE THAT THE FOREGOING IS JUST AN EXAMPLE OF A POTENTIAL SCENARIO; NOTHING IN THIS EXAMPLE SHOULD BE CONSTRUED TO PREDICT OR PROMISE AN ACTUAL RESULT.

4.	Restrictions on Transfer of Series A Preferred Shares

Significant restrictions have been placed on the transferability of Series A Preferred Shares, as further described in the Bylaws (see Exhibit 3(ii)). Series A Preferred Shares should be purchased only by persons with the financial ability to acquire and hold the Series A Preferred Shares as a long-term investment. Series A Preferred Shareholders shall not sell, transfer, assign, pledge, hypothecate, encumber, subject to a security interest or otherwise dispose of their Series A Preferred Shares, or any part thereof, except by operation of law. For example, if an investor dies without a will, his heirs are determined by operation of law and such heirs will receive his Series A Preferred Shares. Similarly, if an investor marries or has a child after his will has been executed, in some jurisdictions the law writes the spouse or child into the will and such spouse or child may receive the investor’s Series A Preferred Shares upon his death.

We are not applying to have our securities traded on any national securities exchange or over the counter trading market. Furthermore, it is anticipated that if we meet our business plan, the Film will be sold and API liquidated in a relatively short period of time and therefore it would not benefit the Series A Preferred Shareholders to have the Series A Preferred Shares transferrable. Lastly, there are substantial costs associated with accommodating trading and managing the transfer of securities. Since API may be liquidated in less than one year, we believe it is in the best interest of the company to avoid these costs.

5.	API will be dissolved and the assets liquidated upon the earlier of:

A.	Failing to raise the Offering Amount within the Offering Period; or

B.	An election to dissolve API approved by the Series A Preferred Shareholders; or

C.	An election to sell, exchange, or otherwise dispose of all or substantially all of the assets of API, approved by the Series A Preferred Shareholders, as further described in the Articles (see Exhibit 3(ii)).

6.	Election of Future Directors of API

Series A Preferred Shareholders will have the authority to remove the current and elect future Directors of API.

7.	Board of Directors

The Board of Directors of API, Jay T. Schwartz, George Brumder, and Julie Chase, is responsible for appointing the officers. The Officers of API are Jay T. Schwartz (President), George Brumder (Treasurer), and Julie Chase (Secretary).

8.	Investing

You are urged to read the Articles and Bylaws (see Exhibits 3(i) and (ii)) carefully, as they contain important provisions related to voting, control, and the economic rights and obligations of API’s Shareholders. This Prospectus contains those material provisions described in the Articles and Bylaws.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No “expert” or our “counsel” was hired on a contingent basis, or will receive a direct or indirect ownership interest in API.

USE OF PROCEEDS

Proceeds. The maximum gross proceeds to API from the sale of the Series A Preferred Shares are $8,000,000. Funds generated from this offering will be used to develop, produce, market, and sell the Film, the detail of which is further discussed in the Film Production Budget table below. The Series A Preferred Shares are being offered by API on an all or none basis. All subscription funds that are accepted will be deposited directly into API’s segregated impound account at Banner Bank. Subscription funds placed in the impound account may only be released, once the Offering Amount is raised, in accordance with the Impound of Funds Agreement between Banner Bank and API (see Exhibit 10.1). No investor may purchase more than 250 Series A Preferred Shares ($2,500) in this offering. The price to the public is $10.00 per Series A Preferred Share, with a minimum purchase of two Series A Preferred Shares, plus a $.50 per share debit/credit card payment processing fee. These processing fees are collected by Banner Bank before any dollars are deposited into API’s impound account. This is a fee for using an electronic form of payment and not a cost associated with the impoundment of the offering proceeds. API does not make any money in these transactions. For example, a purchase of 10 Series A Preferred Shares would equal $100 + $5.00 = $105 paid by the investor. $5.00 is collected by Banner Bank to cover the debit/credit card processing fee, and $100 would be placed in API’s impound account. If the Offering Amount is raised, then the total amount paid by the investors would be $8,400,000, of which $400,000 would be the aggregate debit/credit card fees collected by Banner Bank for payment to the applicable debit/credit card network (i.e., Visa or MasterCard) and to the investor’s debit/credit card issuing bank, and $8,000,000 would be the gross proceeds to API. There are no selling Shareholders and this is not an underwritten public offering. The net proceeds to API, if all of the Series A Preferred Shares are sold, will be $8,000,000. All of the proceeds of the offering will be impounded at Banner Bank and not available to API until all of the Series A Preferred Shares are sold, in accordance with the Impound of Funds Agreement between Banner Bank and API (see Exhibit 10.1). If API does not raise the Offering Amount within the Offering Period, all proceeds raised to that point will be promptly returned to subscribers of Series A Preferred Shares, pro-rata, with interest, if any, and no deductions by API. However, the debit/credit card payment processing fees charged for the electronic purchase of Series A Preferred Shares shall not be refunded. The rate of interest earned on API’s impound account will be determined by Banner Bank. The current interest rate on the impound account is 0%. API has an analyzed account, which is a common type of short term non-interest bearing account used by small businesses with high transaction volume (e.g., investments from many investors) over short periods of time. The interest rate is kept at 0% for these accounts to offset the bank’s costs associated with the large number of transactions. If the Offering Amount is achieved, the funds will then be moved to an interest bearing account.

It should be noted that the Officers have the right, but not the obligation, to purchase Series A Preferred Shares subject to the $2,500 individual investor limitation. If the offering is over-subscribed, no additional funds over $8,000,000 will be accepted. In the event the Officers do not apply all of the funds in the production of the Film, any remainder will be distributed to the Series A Preferred Shareholders as soon as practicable, on a pro-rata basis. If the funds raised are exhausted prior to completion of the Film, the Officers may in each case, as approved by the Series A Preferred Shareholders, according to the terms of API’s Bylaws (see Exhibit 3(ii)), either (i) sell or purchase the incomplete Film in cash, for fair market value, as reasonably determined below, or (ii) arrange for additional financing, thereby proportionately diluting the original investors’ ownership (API presently has no financing arrangements or credit lines available), or (iii) wait until such time a reasonable commercial transaction can be affected with respect to the disposition of the Film. In the event that the Officers are purchasing the Film, the fair market value purchase price will be determined by the Officers on the basis of, and will be equal to, the amount which would be obtained in a transaction between an informed and willing buyer under no compulsion to buy and an informed and willing seller under no compulsion to sell. This in no way means that there will be such interested parties. It is entirely possible that the Film’s assets are worthless and that the fair market value of such assets is zero.

Budget. The budget information below contains API’s main expenditures for production of the Film, which does not include costs for distribution of the Film. The source of funds for all of the activities described in the table is the proceeds raised from the offering.

Material Provisions Contained Within the Production Services Agreement. API executed a production services agreement with Bridge Productions, Inc., a company owned and controlled by Eugene Mazzola, on July 20, 2009. The material provisions contained within the production services agreement cover all of the production and post production activities described in the table below. Furthermore, the production services agreement executed between Bridge Productions, Inc. and API can be found in Exhibit 10.7.

Material Provisions Contained Within the Production Services Agreement

Description	Info	Notes

Production Company:	Bridge Productions, Inc.	The production services agreement between Bridge Productions, Inc., a company owned and controlled by Eugene Mazzola, and API was executed on July 20, 2009.

Production Title:	Lydia Slotnick Unplugged

Production Manager:	TBD*	The production manager will be selected by Bridge Productions, Inc., as part of its obligations under the terms of the production services agreement.

Producer:	Bridge Productions, Inc.	Bridge Productions, under its agreement with API, will be responsible for production of the Film.

Director:	TBD*	The director will be selected by Bridge Productions, Inc., as part of its obligations under the terms of the production services agreement. We anticipate the selection prior to the close of the Offering Period. The search for a director will begin once the offering has been declared effective by the SEC.

Casting:	TBD*	Bridge Productions, Inc. is responsible for casting of the Film and we anticipate that the Film will be cast prior to the close of the Offering Period. Casting efforts will begin once the offering has been declared effective by the SEC.

Pre-Production:		Begins once the Offering Amount has been raised within the Offering Period.

Finish Date:		Within 196 days of the start of pre-production

Script Pages:	121	Currently, the script is 121 pages, but the page total may change after development input.

*	TBD means “To Be Determined” based on the date of the close of the offering. Please review the Notes of each section for information relating to the number of days after the close of the offering each activity will take to complete.

Film Production Budget:The following budget is an estimate only. A more specific budget will be developed, should the Offering Amount be raised within the Offering Period, based on the final script, director, cast, and schedule. Account specifics may change, but the dollar total will remain the same. This budget information reflects those areas where substantially all of the funds will be spent, including the source of such funds. It is the opinion of API that the amounts illustrated below will cover the costs of producing and completing the Film. Currently, API does not plan to finance the Film from any other source other than the offering, however, API does have the right to do so.

Lydia Slotnick Unplugged Production Budget:

ACCOUNT	BUDGET
Story and Other Rights	$196,600

Producer’s Unit	$554,600

Director’s Unit	$369,700

Talent	$739,500

Travel/Living	$184,900

TOTAL STORY, PRODUCER, DIRECTOR, TALENT, T/L	$2,045,300

Production Staff	$517,600

Art Direction	$110,900

Set Construction	$37,000

Set Decoration	$147,900

Property Department	$73,900

Camera Operations	$258,800

Electric Operations	$184,900

Grip Operations	$147,900

Production Sound	$73,900

Mechanical Effects	$37,000

Set Operations	$37,000

Wardrobe Department	$147,900

Makeup & Hair Department	$129,400

Location Department	$428,200

Transportation Department	$431,700

Atmosphere	$110,900

Production and Film Lab	$295,800

TOTAL PRODUCTION	$3,170,700

Editing	$295,800

ACCOUNT	BUDGET
Post-Production Film/Lab	$73,900

Post-Production Sound	$147,900

Music	$110,900

Titles	$37,000

Opticals	$18,500

Post-Production Travel/Living	$18,500

TOTAL POST PRODUCTION	$702,500

Legal Costs	$185,000

Delivery Requirements	$110,900

Production Management Fee	$600,000

Accounting	$64,400

Registration Fees	$40,300

On line Marketing:	$37,000

Bank Fees	$64,400

Miscellaneous	$37,000

TOTAL OTHER	$1,139,000

TOTAL STORY, PRODUCER, DIRECTOR, TALENT, TRAVEL/LIVING	$2,045,300

TOTAL PRODUCTION	$3,170,700

TOTAL POST PRODUCTION	$702,500

TOTAL OTHER	$1,139,000

SUB-TOTAL	$7,057,500

Completion Bond	$195,000

Insurance	$97,600

Contingency	$649,900

TOTAL	$8,000,000

Production Funds Distribution Schedule

FUNDS DISTRIBUTION SCHEDULE

Time	Project Milestone	Amount Distributed
t = 0	First Day of Pre-Production	$600,000
t + 21 days	Middle of Pre-Production	$1,100,000
t + 42 days	Beginning of Principal Photography	$1,700,000
t + 59 days	Middle of Principal Photography	$2,300,000
t + 76 days	End of Principal Photography and Beginning of Post-Production	$1,700,000
t + 196 days	Delivery of Final Print	$600,000
DEFINITIONS

Pre-Production	Pre-production will commence immediately after the Offering Amount has been raised within the Offering Period.

During pre-production, the Film will be broken down into individual scenes and all the locations, props, cast members, costumes, special effects and visual effects will be identified. Sets will be constructed, the crew is hired, and a start date for the beginning of principal photography will be set. At some point in pre-production there will be a read through of the script, which will be attended by all cast members with speaking parts, the producer, and the director.

The screenplay will be finalized and all of the scenes will be numbered at the beginning of pre-production to avoid confusion. This means that even though additions and deletions may still be made, any particular scene will always fall on the same page and have the same scene number.

Principal Photography	The filming of major components of the movie involving the lead actors. This is the phase of production where the Film is actually shot.

Post-Production	Post production is the general term for all stages of production occurring after principal photography and is also the stage that consumes the greatest amount of time.

Post-production includes:
Editing the Film (60 days)
Recording the soundtrack (30 days)
Editing the soundtrack (15 days)
Adding visual, sound, and special effects (10 days)
Transfer of the Film to video or data (5 days)

Final Print	Final, fully-edited version of the film that is ready for sale or distribution.

The only source of funds anticipated for the Film will be the Offering Amount. Additional work on the Film cannot be conducted unless and until the Offering Amount is met within the Offering Period. In the event that the Offering Amount is not raised within the Offering Period, the proceeds raised up to and through the offering termination date shall be promptly returned to investors as described in this “USE OF PROCEEDS” Section. The table immediately above describes the major milestones related to the Film’s production and the amount of money associated with each phase. Please keep in mind that there are a variety of unforeseen circumstances that could arise with respect to the Film’s production and therefore the amounts stated in each phase could change. However, even if the amounts within each phase changed, the total amount of the production would remain the same.

MANAGEMENT DISCUSSION AND ANALYSIS

The following discussion and analysis should be read in conjunction with the “AUDITED FINANCIAL STATEMENTS” Section and related notes and other financial information contained in the Film Production Budget table in the “USE OF PROCEEDS” Section immediately above.

Non-Production Activities Costs Prior to Commencement of the Offering

API is a development stage company and lacks any historical operating income or expense. The non-production activities costs that were incurred prior to the commencement of the offering are:

Description	Amount ($)
Legal Services - Drafting	82,000
Legal Services - Intellectual Property	413
Accounting Services	412
Incorporation Expense	238
Literary Options	200
Computer Software	184
Statutory Representation	126

Total	83,573

The total non-production costs incurred prior to commencement of the offering were $83,573. Of that amount, $82,000 is due to Beacon Law Advisors and $1,573 is due to the Officers. The Officers are also owed an additional $1,427, an amount which, as of September 30, 2009, is classified as cash. These costs are only recoverable if API raises the Offering Amount within the Offering Period, which means that they are only at-risk to the Officers until such time.

The Officers, as promoters, have also contributed intangible assets in the amount of $458,500, which are non-reimbursable, as further described in “PROMOTER’S INTANGIBLE ASSET CONTRIBUTIONS AND TANGIBLE BOOK VALUE—Promoters’ Intangible Asset Contributions,” none of which is recoverable by the Officers. If API raises the Offering Amount within the Offering Period, then API anticipates that the funds required to produce the Film will be spent in accordance with the amounts and dates described in the Film Production Budget table in the “USE OF PROCEEDS” Section above.

Liquidity and Capital Resources

API expects that the funds provided by this offering will be sufficient for API to develop, finance, produce, market, and sell the Film and provide for the expenses described in the Film Production Budget table contained in the “USE OF PROCEEDS” Section above. API has no other source of liquidity or capital. If API does not sell all of the Series A Preferred Shares by the close of the Offering Period, all proceeds raised to that point will be promptly returned to subscribers of Series A Preferred Shares, pro-rata, with interest, if any, in accordance with the terms described in the “PROSPECTUS SUMMARY—The Offering” and the “USE OF PROCEEDS – Proceeds” Sections above. The rate of interest earned on API’s account will be determined by Banner Bank. The current interest rate on Banner Bank’s demand deposit account is 0%. API has an analyzed account, which is a common type of short term non-interest bearing account used by small businesses with high transaction volume (e.g., investments from many investors) over short periods of time. The interest rate is kept at 0% for these accounts to offset the bank’s costs associated with the large number of transactions. If the Offering Amount is achieved, the funds will then be moved to an interest bearing account.

API plans to produce only one film, “Lydia Slotnick Unplugged.”

Sole Source of Projected Revenue

We will attempt to sell the Film to a distributor, however, no plans or arrangements to sell the Film to a distributor currently exist. Sale or monetization of the Film will be the sole source of revenue under this offering.

Future Results of Operation

API’s future operating results will be subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond API’s control.

The commercial potential of the Film is impossible to predict. Likewise, it is impossible to predict the probability of a cash distribution to Series A Preferred Shareholders with any accuracy.

Changes In Control

There are no arrangements including any pledge by any person of securities of API which would result in a sale all of substantially all of the equity ownership of API.

SERIES A PREFERRED SHARE OWNERSHIP

Investments in API will be made by purchasing a minimum of two $10.00 Series A Preferred Shares. Assuming that the Offering Amount is raised, the investors will own all 800,000 Series A Preferred Shares.

Rights, Preference, Privileges, and Restrictions of Series A Preferred Shares

1.	No Dividends. No dividends will be paid on either the Series A Preferred or Common Shares of API.

2.	Liquidation Preference. In the event of any liquidation, dissolution, or winding up of API, including any sale of all or substantially all of the assets or capital stock of API (whether by sale, merger, consolidation, or otherwise), the Series A Preferred Shareholders shall be entitled to receive a cash distribution as follows:

(a)	First, 100% of the cash to the Series A Preferred Shareholders, pro-rata, until the Series A Preferred Shareholders have received their Series A Preferred Priority Return (the original investment of $10 per Series A Preferred Shares plus 5%, see (c) below); then
(b)	Second, 50% of the remaining cash, if any, to the Series A Preferred Shareholders, pro-rata amongst the class, and 50% of the remaining cash, if any, to the Common Shareholders, pro-rata amongst the class.
(c)	Series A Preferred Priority Return: The term Series A Preferred Priority Return shall mean that amount equal to the aggregate investments made by all of the Series A Preferred Shareholders, plus 5%.

For example, if the Series A Preferred Shareholders have collectively invested $8,000,000 of cash in API, and API then sells the Film for $10,000,000, API would distribute (plus or minus API’s net worth at the time of the sale):

•	$8,000,000 to the Series A Preferred Shareholders (i.e., equaling a return of their invested capital), pro-rata;

•	$400,000 to the Series A Preferred Shareholders (i.e., equaling the Series A Preferred Priority Return—5% of $8,000,000), pro-rata; and

•	$800,000 to the Series A Preferred Shareholders, pro-rata amongst the class and $800,000 to the Common Shareholders, pro-rata amongst the class.

If the Film were sold for less than the production cost, however, the resulting distribution of cash would be similar to the following. For example, if the Series A Preferred Shareholders have collectively invested $8,000,000 of capital in API, and API then sells the Film for $6,000,000, API would distribute (plus or minus API’s net worth at the time of the sale):

•	$6,000,000 to the Series A Preferred Shareholders (i.e., equaling a partial return of their investment), equating to a loss of ($2,000,000), pro-rata.

•	If there were 80,000 Series A Preferred Shareholders each having invested $100, they would each receive a distribution of approximately $75.00 ($6,000,000 / 80,000); and

•	$0 to the Common Shareholders.

PLEASE NOTE THAT THE FOREGOING ARE JUST EXAMPLES OF POTENTIAL SCENARIOS; NOTHING IN THESE EXAMPLES SHOULD BE CONSTRUED TO PREDICT OR PROMISE AN ACTUAL RESULT.

BUSINESS

General. API is a Washington corporation formed in July 2009 to engage in the business of developing, financing, producing, marketing, and selling the full length motion picture, “Lydia Slotnick Unplugged.” The Film tells the story of a hip, thirty something music executive that has to prove she still has an edge. So, she digs up dirt on a has-been rocker, but uncovers a bigger story. The Film’s complete script can be found in Exhibit 99.3. It should be noted that throughout the production process various elements of the script may be changed, including the plot, characters, shooting locations, and musical compositions. We will attempt to sell the Film to a distributor, however, there are no plans or arrangements with any distributors currently in place. The budgetary information described in this Prospectus, does not include costs for distributing the Film, since API will not be the distributor.

API plans to engage in the business of developing, financing, producing, and marketing the Film. The only forms of compensation that may be paid by API to the Officers are, (i) the Production Management Fee (paid in accordance with the Production Management Fee Payment Schedule, see the “MANAGEMENT COMPENSATION” Section), only if the Offering Amount is raised within the Offering Period, for production management services provided pursuant to the agreements executed between the Officers and API (see Exhibits 10.2, 10.3, and 10.4), and (ii) contingent compensation in the Officers’ capacities as the Common Shareholders.

The entertainment industry is characterized by intense competition. API will be subject to competition from other producers and distributors including major studios, most of which have greater financial resources and management experience and expertise than API. All aspects of the motion picture industry are highly competitive. API faces competition from major studios and other independent motion picture companies and television production companies not only in attracting creative business and technical personnel for the production of the Film, but also in distributing the Film. Virtually all of these competitors have substantially greater experience, assets, and financial and other resources than API, and have worldwide distribution organizations in place. The Film will also be subject to extensive competition from other forms of entertainment, including but not limited to television programming, cable television, and other entertainment. API anticipates that the Film will be developed primarily for sale. Upon completion of the offering, API will engage in the development and potential production of the Film.

API has no operating history. There is no assurance that the Officers or API will successfully implement their business plans or strategies. However, API will work to develop an online marketing strategy for the Film. Once the Registration Statement that contains this Prospectus has been declared effective, each of the Film’s investors will be able to participate in certain aspects of the Film’s production activities, such as chatting online with the director and actors, and downloading clips from the shoot. Furthermore, potential alternate scene sequences will be built into the production of the Film so investors can help choose how these scenes should be shot. The scenes will be specifically chosen by the producer and director and the winning scene elements will be included in the Film. For example, the director and producer have decided that a particular car in a chase scene can either be white or black. However, they are not sure which color the audience would prefer. So, the director and producer decide to poll the investor population via email and/or text message asking them to vote on this particular scene element. The investors will have a clearly described, pre-determined time to respond (e.g., 24 hours). At the end of the polling period, the director and producer count the votes and the simple majority of those that voted for either the white or black car wins. All voting investors will be notified via email and/or text message of the winning scene element. The winner of the vote cannot be overridden by anyone, including the producer and director. For clarity, these are polling events meaning that the investors are not voting their Series A Preferred Shares and these voting events do not represent enforceable Series A Preferred Shareholder rights. The events addressed in this section speak to polling the investor population, which falls within the day-to-day production activities of the Film. These events do not concern matters requiring Series A Preferred Shareholder approval.

The Film’s website will utilize the web address, www.YourMovieShares.com and API will have absolute control over the content of the Film’s website. However, the website will not “go live” unless this offering has been declared effective by the SEC and applicable state and Canadian provincial jurisdictions. Upon the offering being declared effective, API will promptly be able to solicit investors and process investor payments.

“Lydia Slotnick Unplugged” Synopsis

“Lydia Slotnick Unplugged” is a comedy about an up and coming executive at a hip music TV network. When Lydia’s dream job becomes available, it’s a toss up between her and a skater punk named Gator. Their boss favors Gator because he’s worried that Lydia has lost her edge. So Lydia decides to prove that she’s still got it by revealing the gritty story of her idol, legendary 70s rocker Graham McGuinness. Graham has spent the past 30 years in a fog of alcohol and self-pity. He’s trying to find that elusive “lost chord” to become successful again. In a frantic race to uncover Graham’s past, Lydia learns an incriminating secret, which would make perfect material for a top rated show. But she has to decide whether to use it to secure her promotion or destroy the evidence to save the reputation of her idol.

Authors: Andrew Craft and Michael Zam

Andrew is originally from England and has lived in New York City for over 20 years. He teaches screenwriting, creative writing, fiction and film at NYU, Mediabistro, and the 92nd Street Y. He has also taught at the School of Film and Visual Arts in the UK.

Michael currently teaches screenwriting, script reviewing, and film and theatre arts at NYU. He received the Award for Teaching Excellence in 1998 and 2007 and developed the Professional Certificate in Screenwriting program. He is a former American Film Institute Fellow and has had articles published in Details, Time Out, The Harvard Review, and indieWIRE. Michael is a graduate of the BMI Lehman Engel Musical Theatre Librettist Workshop.

“Lydia Slotnick Unplugged” Option/Purchase Agreement

The script “Lydia Slotnick Unplugged” was optioned by API, on July 20, 2009 (see Exhibit 10.6). The Option/Purchase agreement granted API the exclusive option to purchase the script throughout a defined option term. If the Offering Amount is raised within the Offering Period, the authors of “Lydia Slotnick Unplugged” (Andrew Craft and Michael Zam), will immediately be paid 2.5% of the production budget, excluding bonds, contingency, and option payments previously paid to them. If the authors receive sole writing credit, meaning that another writer does not have to be hired to further develop and refine the script, then the authors shall be entitled to receive 2% of the Common Shareholders’ share of the company’s distributable cash, if any. If the Offering Amount is not raised by the end of the Offering Period, then, barring any agreements to the contrary, all rights to the script will be returned to the authors.

The Officers and Compensation

The Officers of API are Jay T. Schwartz (President), George Brumder (Treasurer), and Julie Chase (Secretary). The only forms of compensation that may be paid by API to the Officers are, (i) the Production Management Fee (paid in accordance with the Production Management Fee Payment Schedule, see the “MANAGEMENT COMPENSATION” Section), only if the Offering Amount is raised within the Offering Period, for production management services provided pursuant to the agreements executed between the Officers and API (see Exhibits 10.2, 10.3, and 10.4), and (ii) contingent compensation in the Officers’ capacities as the Common Shareholders. The Production Management Fee paid to the Officers shall equal $200,000 per Officer. The Production Management Fee will be paid in six milestones of approximately $33,333 per Officer over the course of the production of the Film. The Officers will earn the Production Management Fee by (1) managing the day-to-day activities related to production of the Film, such as (a) disbursement of production funds to third parties, (b) daily review of Film project deliverables and milestones, (c) approving any changes to the shooting schedule or budget, (d) engaging and contracting with necessary third parties in addition to the production company (e.g., graphic artists or web developers), (e) managing third parties to ensure API’s contractual requirements are met, and (f) negotiating contract amendments or resolving disputes with third parties; (2) providing updates on the progress of the Film project so that API can correspond with Series A Preferred Shareholders regarding such progress, (3) marketing of the Film for eventual sale or distribution; (4) drafting and negotiation of sale or distribution terms and conditions; and (5) calculating, on behalf of API, any proceeds from the sale of the Film or other distribution to Series A Preferred Shareholders. Since this is an all or none offering, if the Offering Amount is not raised within the Offering Period then no Production Management Fee shall be paid to the Officers. The Production Management Fee shall only be paid after the Offering Amount is raised and the offering proceeds are released from API’s impound account in accordance with the “Impound of Funds Agreement” as shown in Exhibit 10.1. Any additional cash or compensation paid to the Officers shall only be in the Officers’ capacities as the Common Shareholders and is contingent upon the Film generating a profit. The Common Shareholders will benefit from their share of the Film’s distributable cash, if any, only after the Series A Preferred Shareholders have received their Series A Preferred Priority Return (their original investment of $10 per Series A Preferred Share, plus 5%). Any remaining cash available for distribution after that will be distributed, pro-rata, among the Series A Preferred Shareholders and the Officers (also known as the Common Shareholders), as further described in “SERIES A PREFERRED SHARE OWNERSHIP” Section. The Officers shall not earn any non-monetary compensation.

Securities Offered

The material terms regarding the Series A Preferred Shares are as follows:

API, and the relative rights and obligations of its Shareholders, are governed by API’s Articles and Bylaws, found in Exhibits 3(i) and (ii) of this Prospectus. The material provisions contained within the Articles and Bylaws pertain to the following:

1.	Series A Preferred Share Voting Rights

Three Common Shares have been issued to the Officers and 800,000 Series A Preferred Shares will be issued to the investors upon successful completion of this offering. Only Series A Preferred Shares will have voting rights, one vote per share. The matters that the Series A Preferred Shares are authorized to vote on are set forth in the Washington Business Corporation Act, which include, but are not limited to:

•	Amendments to API’s Articles or Bylaws;

•	The approval of a merger of API into another entity;

•	Any additional sales of equity securities of API;

•	An election to dissolve or cessation of all or a substantial part of API’s business;

•

The power to approve and make all final decisions and determinations regarding the selling, exchanging, or otherwise disposing of substantially all of API’s assets, including distribution arrangements;

•	Election and removal of any director of API; and

•	Purchase of the Film for fair market value by the Officers.

As set forth in the Bylaws, except as described above, the activities of API not requiring Series A Preferred Shareholder approval are left to the Officer’s discretion, such as:

•	Selection of and contracting with any third parties for goods and services related to production of the Film;

•	Managing day-to-day production;

•	Employment decisions.

In the event a Series A Preferred Shareholder vote is required, API will file a proxy with the SEC and solicit electronic proxies from the Series A Preferred Shareholders.

2.	Control of Audience Productions, Inc.

API is a Washington corporation and is managed by its Officers, Jay T. Schwartz (President), George Brumder (Treasurer), and Julie Chase (Secretary), who are also the Common Shareholders. The Officers have the authority to operate the business of API on a day-to-day basis in accordance with the Bylaws (see Exhibit 3(ii)). The Officers, on behalf of API, have the authority to execute all contracts, agreements, licenses and other documents, and to make withdrawals from API’s checking, savings and similar accounts. The Officers also have the following rights and powers which it may exercise at the cost, expense and risk of API:

A.	To expend the capital and income of API, if any, in the furtherance of API’s business;

B.	To execute and deliver promissory notes, checks, drafts, and other negotiable instruments on behalf of API;

C.	To hire or engage on behalf of API such employees, independent contractors and personnel as the Officers deem necessary or appropriate, including but not limited to affiliates of API, in order to conduct API’s business;

D.	To employ such attorneys, accountants and other persons, subject to the terms otherwise stated herein, as the Officers deem necessary or advisable to carry out the purposes of API;

E.	To purchase from or through others, casualty and other insurance which the Officers deem advisable, appropriate, convenient or beneficial to API;

F.	To delegate or assign all or any of its duties, rights or obligations and employ, or contract with any person deemed in its discretion necessary or desirable for the transaction of the business of API; and

G.	To execute and deliver any and all other instruments to carry out the purposes of the business.

3.	Economic Rights

The ownership of API shall be in the form of two classes of Shares (collectively, the “Shares”): Three Common Shares and 800,000 Series A Preferred Shares. API is authorized to issue 800,003 total Shares. Only Series A Preferred Shares are being offered in this offering; no further issuances of Common Shares will be made.

A.	The Series A Preferred Shareholders are entitled to a priority return equal to the amount of their original investment of $10 per Series A Preferred Share, plus 5% (the “Series A Preferred Priority Return”). Until the Series A Preferred Priority Return has been satisfied, any distributions of cash will be made 100% to the Series A Preferred Shareholders, pro-rata. Once the Series A Preferred Priority Return has been satisfied, all distributions of cash will be made 50% to the Series A Preferred Shareholders and 50% to the Common Shareholders, pro-rata.

B.	For example, if the Series A Preferred Shareholders have collectively invested $8,000,000 of cash in API, and API then sells the Film for $10,000,000, API would distribute (plus or minus API’s net worth at the time of the sale):

•	$8,000,000 to the Series A Preferred Shareholders (i.e., equaling a return of their invested cash); then

•	$400,000 to the Series A Preferred Shareholders (i.e., equaling the Series A Preferred Priority Return—5% of $8,000,000); and

•	the remaining $1,600,000, 50% to the Series A Preferred Shareholders, pro-rata amongst the class and 50% to the Common Shareholders, pro-rata amongst the class.

C.	PLEASE NOTE THAT THE FOREGOING IS JUST AN EXAMPLE OF A POTENTIAL SCENARIO; NOTHING IN THIS EXAMPLE SHOULD BE CONSTRUED TO PREDICT OR PROMISE AN ACTUAL RESULT.

4.	Restrictions on Transfer of Series A Preferred Shares

Significant restrictions have been placed on the transferability of Series A Preferred Shares, as further described in the Bylaws (see Exhibit 3(ii)). Series A Preferred Shares should be purchased only by persons with the financial ability to acquire and hold the Series A Preferred Shares as a long-term investment. Series A Preferred Shareholders shall not sell, transfer, assign, pledge, hypothecate, encumber, subject to a security interest or otherwise dispose of their Series A Preferred Shares, or any part thereof, except by operation of law. For example, if an investor dies without a will, his heirs are determined by operation of law and such heirs will receive his Series A Preferred Shares. Similarly, if an investor marries or has a child after his will has been executed, in some jurisdictions the law writes the spouse or child into the will and such spouse or child may receive the investor’s Series A Preferred Shares upon his death.

We are not applying to have our securities traded on any national securities exchange or over the counter trading market. Furthermore, it is anticipated that if we meet our business plan, the Film will be sold and API liquidated in a relatively short period of time and therefore it would not benefit the Series A Preferred Shareholders to have the Series A Preferred Shares transferrable. Lastly, there are substantial costs associated with accommodating trading and managing the transfer of securities. Since API may be liquidated in less than one year, we believe it is in the best interest of the company to avoid these costs.

5.	API will be dissolved and the assets liquidated upon the earlier of:

A.	Failing to raise the Offering Amount within the Offering Period; or

B.	An election to dissolve API approved by the Series A Preferred Shareholders; or

C.	An election to sell, exchange, or otherwise dispose of all or substantially all of the assets of API, approved by the Series A Preferred Shareholders, as further described in the Bylaws (see Exhibit 3(ii)).

6.	Election of Future Directors of API

Series A Preferred Shareholders will have the authority to remove the current and elect future Directors of API.

7.	Board of Directors

The board of directors of API, Jay T. Schwartz, George Brumder, and Julie Chase is responsible for appointing the Officers. The Officers of API are Jay T. Schwartz (President), George Brumder (Treasurer), and Julie Chase (Secretary).

8.	Investing

You are urged to read the Articles and Bylaws (see Exhibits 3(i) and 3(ii)) carefully, as they contain important provisions related to voting, control, and the economic rights and obligations of API’s Shareholders. This Prospectus contains those material provisions described in the Articles and Bylaws.

Investment Analysis

API will work to apply the following strategic points in an effort to maximize the value of the Film to investors:

Financing: Pursuant to this offering, API intends to sell 800,000 Series A Preferred Shares for total cumulative offering proceeds of $8,000,000. API plans on selling the Series A Preferred Shares over the Internet.

Production Services Company: API entered into a Production Services Agreement with Bridge Productions, Inc., a company owned and controlled by Eugene Mazzola, on June 20, 2009. You can find the material provisions contained within this agreement in the “USE OF PROCEEDS” Section and the actual agreement in Exhibit 10.7. Bridge Productions was chosen as the producer and represented the best value based on their experience, reputation, knowledge of the project, ability to obtain a completion bond, and Seattle area location.

Investor access to production activities: Investors will be able to participate in certain of the Film’s production activities, such as chatting online with the director and actors, and downloading clips from the shoot. Furthermore, potential alternate scene sequences will be built into the production of the Film so investors can help choose how these scenes should be shot.

Statistical analysis and use of data: Throughout the production process, API, via the Film’s website, will ask investors a variety of questions related to the storyline and stylistic elements of the Film. These data will be analyzed in conjunction with previously gathered demographic information and will be used to produce, market, and sell the Film.

Marketing: By use of the statistical data captured throughout the production process, we will be able to react to the desires of our audience and be able to present these data to a prospective buyer of the Film. We anticipate that our ability to react to investor input and present such data to prospective buyers will increase the value of the Film, however, this may not ultimately be the case.

Sale or distribution: If a prospective buyer/distributor is able to understand how investors reacted to the Film throughout its production and also has access to the demographic information related to the investor input, such buyer/distributor should be in a better position to market the Film and therefore mitigate its financial risk. As a result, we believe that the presentation of investor data captured throughout the production process to a prospective buyer/distributor should tend to increase the value of the Film; however, this may not ultimately be the case.

Furthermore, there is absolutely no assurance that API will be economically successful.

Overview of Motion Picture Industry

The motion picture industry is a highly complex and competitive business involving both creative and commercial considerations with substantial risks. The industry consists of two principal activities: production, which involves the development, financing and production of motion pictures, and distribution, which involves the promotion and monetization of completed motion pictures in a variety of media. Each entity involved in motion picture production and distribution is a separate business venture, with its own management and personnel, its own budgetary constraints, and its own method of producing or exploiting motion pictures. The motion picture industry has been and continues to be dominated by the major motion picture studios, such as: Paramount Pictures, Warner Bros. (which includes New Line Cinema), Universal Pictures, Sony Pictures Entertainment (which includes Columbia Pictures, Tri-Star Pictures, and Sony Picture Classics), MGM-UA, Twentieth Century Fox and the Walt Disney Company (which includes Miramax). These major studios are large diversified entertainment concerns or subsidiaries of diversified corporations which have strong relationships with creative talent, exhibitors, and others involved in the entertainment industry, and whose non-motion picture operations provide stable sources of earnings that offset variations in the financial performance for their motion picture operations. The production of a motion picture traditionally takes place in four stages: development and finance, pre-production, principal photography and post-production. The following general description is intended to provide a basic overview of the industry to aid a potential investor in evaluating the merits and risks of investing in API.

Production

General. The business of acquiring, developing, producing, and distributing movies involves several stages. Entertainment companies evaluate screenplays and programming ideas on an ongoing basis. Depending on the proposed budget for a project and the availability of financing, a company will either (i) acquire the property and proceed to develop, produce and distribute it on its own, or (ii) option the property for a nominal fee and sell or license it to a studio, distributor or larger production company, potentially earning fees and profits depending on its level of involvement, or (iii) elect to act solely as a producer or distributor for the project, earning fees in that capacity (API does not anticipate and has no plans to be the distributor of the Film). After evaluating properties and selecting those in which to be involved, entertainment companies work with screenwriters to finalize scripts and screenplays, determine budgets for the projects, identify the methods and sources for financing, package the projects by assembling the talent, including actors, directors, editors and various production subcontractors, oversee the day-to-day filming and editing of the projects, and identify and negotiate with potential distributors, or market the products directly to exhibitors.

Early Stage Development. Early stage development involves the acquisition of pitches, ideas, articles, stories and scripts that are entertaining and commercially viable. These properties are then put into development. Writers are hired, screen stories are worked out and refined, and screenplays are either written or rewritten. When the screenplay has evolved sufficiently to the point where it is ready for pre-production, the project is packaged with talent and the pre sale process commences.

Development and Finance. Typically in the development stage, a producer will acquire the motion picture rights, or an option on such rights, to a literary property. If that property is not in script form, the producer will engage a writer to draft a screenplay of sufficient detail to present to directors, actors and financiers who may be interested in participating in the picture. At this point, if not already arranged, the producer must secure financing for the picture. Sources of financing include the major film studios, private investors, publicly or privately raised pools of film investment capital, pre-sales, including ancillary rights, and guarantees for United States theatrical distribution rights.

Traditionally, most feature length motion pictures have been financed by the major motion picture distribution companies which advance the entire cost of production of a picture and which recoup that cost, if at all, from the revenues generated by that company’s distribution of the picture in all media. Although this traditional method of motion picture financing through “studio production” continues to exist, an alternative for smaller production companies is financing obtained either from private investors, from the “pre-sale” of distribution rights or through some combination of financing from both private investors and pre-sales. Pre-selling distribution rights enables a producer to receive an advance payment for licensing the right to exhibit or otherwise monetize a picture in one or more media in one or more territories, prior to the release of the picture. For example, a pre-sale might be made for the domestic territory (the United States and Canada) and a separate pre-sale might be made for all other foreign territories as a group or the foreign territories might be pre-sold on either a country-by-country basis or in various groups. The various media to which film rights may be pre-sold include theatrical exhibition, pay television exhibition, United States and Canadian network syndication exhibition, foreign television exhibition, non-theatrical exhibition (e.g., exhibition in airlines, armed forces bases and education institutions), and DVDs.

Occasionally, a portion of the pre-sale advance may be paid upon execution of a pre-sale agreement or during production of the picture. More commonly, the entire advance is payable, sometimes in a series of installments, upon or following the delivery of the completed picture. In the latter case, the producer may attempt to assign its right to receive payment under a pre-sale agreement to a bank as security for a loan to be used in financing the picture. Institutional production financing is, however, generally difficult to obtain for smaller production companies.

A producer’s ability to enter into advantageous pre-sale agreements depends upon many factors, including the quality of the screenplay, the director and the key actors in the picture. The producer’s decision to attempt to obtain pre-sale agreements also depends on many factors, including the availability of alternative financing, the risk profile of his investor group, and the producer’s expectations as to the success of the picture.

Under pre-selling arrangements, the distributors would provide financing in consideration for distribution rights in certain geographic areas, or would make payment commitments under the distribution agreements which could be pledged to financial institutions as collateral for loans to pay production costs. Entertainment companies may also enter into joint ventures with other industry partners to finance the development and production of projects, pursuant to which they would have a net profits interest and could earn additional compensation depending on the services provided by it. Actors and other talent for the Film may perform services in exchange for deferred compensation payable from the first gross revenues earned by the Film.

The Officers have the right, but not the obligation, to raise additional equity capital or incur debt to further finance or capitalize the production or distribution of the Film. The Officers and API do not expect that they will provide deficit financing for the Film, whereby either or both of them would provide funds equal to the difference between the Film’s production costs and the fees received from pre-selling the Film in the United States. It is anticipated that this offering will provide all of the funds necessary for pre-production, principal photography, post production, and marketing, but not distribution, for the Film. However, there is no assurance that we will have adequate capital or financing for the Film. See “RISK FACTORS.”

Pre-Production. The producer is contractually responsible for hiring key personnel (including the director, principal cast, and production personnel), determining production locations and shooting schedules, creating a “story board” for the screenplay, revising the screenplay, and refining the budget prior to the commencement of principal photography.

Principal Photography. Principal photography is the contractual responsibility of the production company and consists of the actual filming of a motion picture. During this phase bad weather at locations, the illness of a cast or crew member, the failure to capture on film all of the elements suggested by the screenplay, disagreements with local authorities or labor unions and other problems may occur which may delay production and increase costs. Even if principal photography proceeds according to the schedule and budget, the daily footage may reveal that, for artistic or commercial reasons, some re-takes of scenes not provided for in the budget are desirable. Although a motion picture’s budget typically has a reserve for contingencies, this reserve may be insufficient and insurance coverage, if any, may be inadequate to cover the additional costs of re-shooting. While most motion pictures reaching this stage are completed, it is nevertheless possible that funds in excess of the budgeted amount become necessary but are not available. Even if additional funds are available, a producer may decide to abandon a project for commercial or other reasons during principal photography.

Post-Production. During the post-production stage, the picture is edited, music and sound effects are synchronized with the motion picture, special effects are added, and the motion picture is brought to a completed form known as an “answer print.” Problems may arise during the editing phase. For example, it may become apparent that additional photography is needed or costs may be greater than anticipated. Motion pictures reaching this stage, however, are generally completed.

Distribution

We will employ our best efforts to sell the Film and all ancillary rights in all available markets. API will not raise distribution funds through the offering and will attempt to sell the Film shortly after production has been completed. By using the internet to provide broad audience access to the production of the Film, API believes that the Film will be attractive to the existing distribution network, since the ultimate distributor will have an abundance of relevant market data from which to base their buying decision. We do not anticipate and have no plans to distribute the Film.

Domestic Theatrical Distribution. Theatrical distribution and marketing of motion pictures involves licensing the right to exhibit motion pictures on a rental basis to theaters, the creation and dissemination of advertising and publicity, accounting, billing, credit and collection, the manufacture, inspection and dissemination of prints used in exhibition, and the maintenance, delivery, storage, inspection and repair of such prints.

Generally, distributors and exhibitors (theater owners) will enter into agreements whereby the exhibitor retains a portion of the “gross box office receipts,” which are the admissions paid at the box office. The balance (i.e., gross film rentals) is remitted to the distributor. Frequently, exhibitors and distributors must negotiate as to the appropriate percentage to be remitted to the distributor, which may delay payment of the gross film rental to the distributor.

The terms of agreements between producers and distributors vary widely depending upon the perceived potential of a film and the relative bargaining strength of the parties. Generally, the distributor is at risk for its distribution expenses and any guaranteed license payments made by it to the producers. Deals are generally structured so that the distributor retains a distribution fee based on a percentage of gross film rentals and recoups the costs incurred in distribution of the Film (including costs of prints, advertising and promotion, shipping and accounting). The balance of the gross film rentals goes to the producer, who divides it according to agreements with his financiers and others. Under certain types of distribution agreements, the producer is entitled to a percentage of gross film rentals at the same time as the distributor is recovering its distribution fees and costs.

Once a feature film is completed, API plans to sell, either directly or through a sales agent, all U.S. distribution rights as soon thereafter as practicable, although no assurance can be given that this will occur. If a domestic sale of theatrical rights can be accomplished, it may yield advantages to API. For example, a sale to a well-known U.S. studio or independent distributor may facilitate any remaining sales in foreign territories and may increase the value of the remaining foreign rights as many foreign distributors perceive that significant U.S. distribution of a feature film serves to advertise and promote the Film in their foreign territories. The viability of a domestic theatrical sale will depend on the quality of the Film’s production value, as well as the perceived value of the package of cast, budget and genre. If API is unable to license the domestic rights to a major studio, it may seek to distribute through an independent distributor. If API is able to select among multiple proposals for domestic distribution arrangements, it may consider numerous factors, including but not limited to the amount of advance, if any, the distributor’s reputation, the distributor’s enthusiasm for the Film, the distributor’s proposed marketing campaign, and the amount of print and advertising commitments. If API is required by circumstance to parcel out rights in domestic media to multiple distributors, it will seek to maximize the value of each right in the Film. If API is unable to secure a theatrical release for the Film, API may attempt to license DVD, television and other domestic rights to separate, specialized distributors. There is no assurance that separate licenses will be negotiated for DVD, cable or free television, or if any such agreements will be obtained.

Foreign Theatrical Distribution. Foreign theatrical distribution rights may be licensed along with domestic theatrical rights or may be licensed on a territory-by-territory basis. In the latter case, the owner of the Film usually receives an advance, or “minimum guarantee,” against a negotiated percentage of gross film rentals from each territory. The owner generally does not receive any share of the foreign gross film rental until the foreign distributor’s fees and expenses are recovered and the advance recouped.

API may attempt to pre-sell certain foreign distribution rights in the Film to reduce the potential risk, or may retain a sales agent to make such sales for it. A foreign pre-sale is a sale of foreign rights made to a foreign distributor at any time before the Film is completed. In the pre-sale market, foreign buyers typically calculate their purchase price based on the quality of the onscreen talent, the marketability of the genre, the overall budget, and the producer’s reputation. These buyers often make pricing decisions based on recognizable names of movie stars, genre, and budget, as well as whether the Film had obtained a commitment for a U.S. theatrical release. Accordingly, API’s ability to obtain a U.S. theatrical release for the Film will have a material impact on the value of the Film in the foreign markets.

Because the Film will be incomplete at the time of a pre-sale and the quality for the finished product is therefore uncertain, a foreign buyer will typically purchase the Film for a lower price than such buyer would for a finished film. Nevertheless, a pre-sale contract, if obtained, guarantees that API will receive certain revenues and thus, the pre-sale mitigates some of the risk that the finished Film does not meet market expectations. API may attempt to pre-sell certain territories prior to the completion of post-production activities on the Film, or retain a sales agent to represent API in such sales. Prospective investors in API should note that the foreign distribution market for American films has been slow during the past few years, and there is no assurance that the foreign market will revive in the foreseeable future.

Foreign and Domestic Ancillary Markets. Due to the increase in revenues from cable/pay television, home DVD and other ancillary markets, domestic theatrical exhibition has accounted for a declining percentage of the income earned by the majority of films. Nevertheless, the box office performance of a picture is often critical to its value and success in all other markets.

Television. In the United States, broadcast rights are granted to networks such as NBC, ABC, CBS, or Fox for exhibition by all of the network’s affiliates. Syndicated rights include rights granted to individual local television stations or groups of stations. Pay television rights include rights granted to cable, direct broadcast satellite, microwave and other services paid for by subscribers. The right to license a motion picture to the television markets may be granted to domestic or foreign theatrical distributors. Television rights are generally licensed first to pay television, such as HBO, Cinemax and Showtime, for an exclusive exhibition period approximately 12 to 18 months after a motion picture’s initial theatrical release. Television rights then may be licensed to broadcast network television for a specified number of runs during an exclusive exhibition period, usually 24 to 36 months after the initial theatrical release. Television rights then may be licensed to pay television again, and finally syndicated to independent stations (approximately 42 to 84 months after the initial theatrical release). Not all films are suitable for network television exhibition due to subject matter, editing requirements and other factors. With the increasing market role of pay television, the number of films licensed for and fees generated from network television have decreased significantly in the last few years. Pay television revenues, in many cases, have more than made up for this decline, with substantial license fees based either on a fixed fee or per- subscriber basis. The number of television broadcasters in Europe is currently expanding.

Home Video/DVD. A motion picture typically becomes available on home DVD for purchase or rental by consumers approximately six months after its initial theatrical release; however, this window is beginning to close. Furthermore, with the advent of Netflix and self distribution models (e.g., IndieFlix), it is difficult to determine how the recent changes in the market will impact the Film. Since self distribution is now possible, more films are being produced, or at least distributed. This creates a more crowded marketplace, but also one in which API could possibly distribute the Film in the event no distribution agreement was reached with a distributor.

Ancillary Markets. In addition to the distribution media and markets described above, the owner of a film usually licenses the right to non-theatrical uses to distributors who in turn make the Film available to airlines, hotels, schools, oil rigs, public libraries, prisons, community groups, the armed forces, ships at sea and others, as well as the right to license the performance of musical works and sound recordings embodied in a motion picture, including public performance and sheet music publication. Rights may be licensed to merchandisers for the manufacture of products such as video games, toys, T-shirts, posters and other merchandise. Rights may also be licensed for novelization of the screenplay and other related book publications. Alternative forms of filmed entertainment have become available, including expanded pay and basic cable television, video on demand, pay-per-view programming and home entertainment equipment, recognizing the most recent technological developments and shifting consumer tastes, it is not possible to predict what effect these changes will have on the potential overall revenue for feature-length motion pictures.

Cash Flow

In making a film, cash outflows occur well in advance of returns. This is due to the significant costs of producing and distributing a film and the fact that such costs are usually incurred at the initial phase of film production. Typically, investors cannot expect to receive a return on their investment prior to the elapse of approximately one year after the completion of the principal photography. Cash revenues are derived separately from each market in which the film has been released. The revenues from release of the film in the domestic theatrical market (if applicable) typically begin when the distribution contract is closed (the advance, if any, is paid at this time) and typically continue for approximately 18 months after the theatrical release of the film. Approximately 80% of the revenues, if any, are received within the first 12 months of release. For the home video market, revenues, if any, begin about six months after the theatrical release of the film and continue for up to 24 months.

The pay television market opens up approximately 12 months after domestic theatrical release and lasts about six months, with all cash revenues, if any, from this market occurring in that time period. The network television market follows the pay television market. Inflows from network television can last from the 25th month to the 60th month. Approximately 80% of the revenues, if any, are received between months 25 and 48, with the remaining 20% being collected over the last year. Traditionally, the final market to be exploited is worldwide television syndication which commences after the network television market. This market typically lasts between 61 and 96 months with approximately 70% of the revenues, if any, occurring between months 61 and 84.

The above is a synopsis of revenue patterns based on industry standards in the various markets in which films are exhibited and no representation is made that the revenues for the Film, if any, will conform to the pattern discussed within.

Ancillary Rights. Soundtrack recordings, merchandising, and non-theatrical distribution and exploitation of other ancillary rights can provide additional income for API. The Officers will attempt to generate revenues from all ancillary rights held by API.

Subsequent Productions. If the Film is extremely successful, opportunities may arise to license the right to make subsequent productions based on the Film. These subsequent productions may include sequels, remakes and/or television spin-offs. The Officers, in their sole discretion, will either cause API to participate in the production or exploitation of subsequent productions or license the right to make such subsequent productions.

Co-Productions and Joint Ventures. In a co-production, companies join forces to shoulder the financial costs of developing and producing a project. This can be extremely desirable in many cases, particularly where the budget and developmental costs of a project are too large for one company to comfortably bear. By partnering, both companies are able to participate in a larger, higher profile project with a higher upside and a downside that is mitigated. The other major benefit of a co-production is being able to take advantage of another company’s relationships. It may not be possible, for instance, for one company to obtain a project financed on its own because it lacks access to the appropriate talent or buyers for that specific project. By partnering with a company that has the necessary access, however, the appropriate talent can be attached to the project, the necessary pre-sales can be finalized, and the project can be financed and produced.

Distribution Strategy. API intends to (i) contract to produce the Film with an established production company, and (ii) either sell the entire Film (a “negative pick-up deal”) or enter into a variety of distribution arrangements with one or a number of distributors. Film sales are generally driven by cast and genre. Because a domestic theatrical release has a major impact on foreign revenue, API will also endeavor to choose quality talent that will generate domestic interest in a theatrical release. Since quality talent can be expensive, and name actors often need hold money or pay or play deals, development money is a crucial element of successful packaging and successfully implementing this domestic strategy.

The distribution of films is accomplished by marketing them to exhibitors in trade shows and by other direct marketing methods. Foreign and domestic distribution rights for films are sold in organized film markets such as the American Film Market (“AFM”), MIFED, Cannes, MIPCOM and MIP Asia. At these markets, domestic and foreign distributors buy film rights to exhibit films in the 47 separate worldwide territories, including the United States and Canada. These distributors typically purchase such film rights from sales agents, or in some cases, from production companies.

Distribution agreements typically provide that the distributor will pay the print and advertising costs incurred in marketing a film, and will in return receive reimbursement of its costs from the first gross revenues earned by the film, as well as an interest in the gross revenues or net profits from the film. The Officers will negotiate the terms and conditions of distribution agreements entered into by API. However, any terms dealing with monetizing the Film must first be approved in a vote by a simple majority of the Series A Preferred Shareholders of API, represented in person, by proxy, or participating via electronic proxy.

Film distributors who may sub-license the Film from API may give minimum guarantees for sales volumes and commit to pay a minimum amount regardless of actual sales. Foreign distributors often pay a fixed price up front and collect all gross revenues from the exhibition of a film in their territory for their own account. Full-length motion pictures can be distributed to television stations, cable television operators and home video sales and rental companies, as well as to airlines, hotels, schools, libraries and other potential licensees. Depending on the terms of particular production or distribution agreements, API may retain the right to participate in the exploitation of all of the ancillary rights relating to the Film, including the right to produce and distribute home videos, CD-ROM programs, interactive games, soundtracks and other applications based on the screenplay.

Market For Independent Productions. Generally, budgets for the independently financed features fall into the $250,000 to $10 million range versus $50 to $150 million for the big budget films. As with the movie industry in general, a substantial number of independently financed feature films are not commercially successful for a variety of reasons, including but not limited to lack of audience or exhibitor acceptance and insufficient capital. Furthermore, the Film expected to be financed by API is likely to have a more limited theatrical release than higher budget films, or a release for television. The gross revenue potential for motion pictures which have a more limited release without famous talent may be substantially less than for motion pictures that have a broad theatrical release. See “RISK FACTORS.”

The distribution of a film generally takes two to three years to run through all the markets in every territory, from theatrical to pay-per-view to home video, and then airlines, hotels network, cable and syndicated television. A film may be shown on numerous occasions at different times on various television stations. The timing of a television series, if any, based on the Film would depend on the availability of financing and the willingness of an exhibition to license and broadcast it. See “RISK FACTORS.”

Competition

The entertainment industry is intensely competitive. The competition comes from companies within the same business and companies in other entertainment media which create alternative forms of leisure entertainment. API will compete with several major film studios (e.g., Walt Disney Company, Paramount Pictures Corporation, Universal Pictures, Columbia Pictures, Tri-Star Pictures, Twentieth Century Fox, Warner Brothers, Inc. and MGM/UA) which are dominant in the motion picture industry, as well as numerous independent motion picture and television production companies, television networks and pay television systems. These companies compete for the acquisition of literary properties, the services of performing artists, directors, producers and other creative and technical personnel, and production financing. Many of the organizations with which API will compete have significantly greater financial and other resources than API.

There can be no assurance of the economic success of any entertainment project since the revenues derived from the production and distribution of motion pictures (which do not necessarily bear a direct correlation to the production or distribution costs incurred) depend primarily upon their acceptance by the public, which cannot be predicted. The Film will compete for audience acceptance and exhibition outlets with motion pictures, television shows and other programs produced and distributed by other companies. As a result, the success of any film is dependent not only on the quality and acceptance of that particular film, but also on the acceptance of other competing films released into the marketplace at or near the same time.

The entertainment industry in general, and the motion picture industry in particular, are continuing to undergo significant changes, primarily due to technological developments. These developments have resulted in the availability of alternative and competing forms of leisure time entertainment, including pay/cable television services and home entertainment equipment such as DVD and DVR, video games and computers. Such technological developments have also resulted in the creation of additional revenue sources through the licensing of rights with respect to such new media, and potentially could lead to future reductions in the costs of producing and distributing motion pictures. Due to the rapid growth of technology, shifting consumer tastes, and the popularity and availability of other forms of entertainment, it is impossible to predict the overall effect these factors will have on the potential revenue from and profitability of feature-length motion pictures.

Government Regulation

In 1994, the United States was unable to reach agreement with its major international trading partners to include audiovisual works, such as television programs and motion pictures, under the terms of the General Agreement on Trade and Tariffs Treaty (“GATT”). The failure to include audiovisual works under GATT allows many countries (including members of the European Union) to continue enforcing quotas that restrict the amount of American programming which may be aired on television in such countries. The Council of Europe has adopted a directive requiring all member states of the European Union to enact laws specifying that broadcasters must reserve a majority of their transmission time (exclusive of news, sports, game shows and advertising) for European works. The directive does not itself constitute law, but must be implemented by appropriate legislation in each member country. In addition, France requires that original French programming constitute a required portion of all programming aired on French television. These quotas generally apply only to television programming and not to theatrical exhibition of motion pictures, but quotas on the theatrical exhibition of motion pictures could also be enacted in the future. There can be no assurance that additional or more restrictive theatrical or television quotas will not be enacted or that countries with existing quotas will not more strictly enforce such quotas. Additional or more restrictive quotas or more stringent enforcement of existing quotas could materially and adversely affect the business of API by limiting our ability to fully monetize the Film internationally and, consequently, to further finance the Film, if necessary.

Distribution rights to motion pictures are granted legal protection under the copyright laws of the United States and most foreign countries. These laws provide substantial civil and criminal sanctions for unauthorized duplication and exhibition of motion pictures. Motion pictures, musical works, sound recordings, art work, still photography and motion picture properties are separate works, subject to copyright under most copyright laws, including the United States Copyright Act of 1976, as amended. API plans to take appropriate and reasonable measures to secure, protect and maintain or obtain agreements to secure, protect and maintain copyright protection for the Film under the laws of applicable jurisdictions.

Motion picture piracy is an industry-wide problem. The Motion Picture Association of America, an industry trade association (the “MPAA”), operates a piracy hotline and investigates all reports of such piracy. Depending upon the results of such investigations, appropriate legal action may be brought by the owner of the rights. Depending upon the extent of the piracy, the Federal Bureau of Investigation may assist in these investigations and related criminal prosecutions.

Motion picture piracy is an international as well as a domestic problem. Motion picture piracy is extensive in many parts of the world, including South America, Asia (e.g. Korea, China and Taiwan), the countries of the former Soviet Union and the former Eastern bloc countries. In addition to the MPAA, the Motion Picture Export Association, the American Film Marketing Association and the American Film Export Association monitor the progress and efforts made by various countries to limit or prevent piracy. In the past, these various trade associations have enacted voluntary embargoes of motion picture exports to certain countries in order to pressure the governments of those countries to become more aggressive in preventing motion picture piracy. In addition, the United States government has publicly considered trade sanctions against specific countries which do not prevent copyright infringement of United States produced motion pictures. There can be no assurance that voluntary industry embargoes or United States government trade sanctions will be enacted. If enacted, such actions could impact the amount of revenue that API realizes from the international distribution of the Film depending upon the countries subject to such action and the duration of such action. If not enacted or if other measures are not taken, the entertainment industry (including API) may continue to lose an indeterminate amount of revenue as a result of motion picture piracy.

The Code and Ratings Administration of the MPAA assigns ratings indicating age-group suitability for theatrical distribution of motion pictures. API will follow the practice of submitting the Film for such a rating.

United States television stations and networks, as well as foreign governments, impose additional restrictions on the content of programs which may restrict in whole or in part theatrical or television exhibition in particular territories. Our current policy is to produce the Film for which there will be no material restrictions on exhibition in any major territories or media. This policy often requires production of “cover” shots or different photography and recording of certain scenes for insertion in versions of a motion picture exhibited on television or theatrically in certain territories.

There can be no assurance that current and future restrictions on the content of the Film may not limit or affect API’s ability to exhibit it in certain territories and media.

Employees

API has no employees and does not expect to have any employees in the future. API was created to develop and produce the Film and therefore does not have an operating history. Furthermore, API will not be involved in the production of any other films, and will therefore be liquidated if and when a sale of the Film is completed or the Series A Preferred Shareholders otherwise elect to wind down API. The Officers will contract for industry talent on behalf of API on an as-needed basis. The Officers comprise a small core staff which we believe is sufficient to conduct the current business activities on behalf of API.

Property

API does not own or operate sound stages or related production facilities, generally referred to as a “studio”, and does not have the fixed payroll, general and administrative and other expenses resulting from ownership and operation of a studio. We believe that sufficient motion picture properties, creative and technical personnel (such as screenwriters, directors and performers), production and editing facilities and laboratories are available in the market at acceptable prices to enable API to develop the Film as we currently plan, at the level of commercial quality that we require. API operates out of a work space owned by Jay T. Schwartz and does not charge API rent. API uses this space as a general office. No web hosting or film production related activities are conducted at this site nor will such activities ever be conducted at the site. The work space is suitable for carrying out day-to-day general office functions, such as conducting meetings, telephone conferences, and utilizing PCs and a fax machine. API does not plan on renting a production or editing suite. Production and editing will be the responsibility of Bridge Productions, Inc.

Independent Consultants

API may utilize independent third party consultants, to assist with the production and marketing of the Film. A conflict of interest may arise with the consultants since these consultants may also be performing services for other entertainment companies or affiliates of API and may not be devoting their time exclusively to API’s business. At this time, no independent consultants are working for API, we have no affiliates, and we are not working on any other projects.

Legal Proceedings

API is not a party to any pending legal proceedings.

Reports

Once our Registration Statement that contains this Prospectus is declared effective, we will be required to file periodic reports with the Securities and Exchange Commission (the “SEC”) pursuant to Section 15 of the 34 Act. Our quarterly reports will be made on Form 10-Q, and our annual reports will be made on Form 10-K. We will also make current reports on Form 8-K. We will deliver audited annual financial statements and other financial information to the Series A Preferred Shareholders in accordance with applicable state and federal securities regulations. Each filing we make with the SEC is immediately available to the public for inspection and copying at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549 and the website of the SEC at http://sec.gov/ or by calling the SEC at 1-800-SEC-0330.

CONFLICTS OF INTEREST

API is subject to certain conflicts of interest arising from its relationship with the Officers. The agreements and arrangements among API and the Officers (Jay T. Schwartz (President), George Brumder (Treasurer), and Julie Chase (Secretary)) are not the result of arm’s-length negotiations. The following includes all of API’s material conflicts of interest:

Ownership

The members of the Board of Directors of API and its Officers are (Jay T. Schwartz, George Brumder, and Julie Chase). The Officers collectively own, in their capacity as the Common Shareholders, 100% of API. The Officers have executed Services Agreements with API (see Exhibits 10.2, 10.3, and 10.4). In exchange for such services, the Officers shall be paid the Production Management Fee of $200,000 each. The Production Management Fee will be paid in six milestones of approximately $33,333 each over the course of the production of the Film.

No options, warrants, or rights are to be issued under this offering.

There are no other owners of beneficial securities of API.

Film Assets

If the funds raised are exhausted prior to completion of the Film then the Officers, subject to Series A Preferred Shareholder approval, may sell or purchase the incomplete Film, in cash, for fair market value. Fair market value will be determined on the basis of, and will be equal to, the amount which would be obtained in an arm’s length transaction between an informed and willing buyer under no compulsion to buy and an informed and willing seller under no compulsion to sell. This in no way means that there will be such interested parties. It is entirely possible that the Film’s assets will be worthless and that the fair market value of such assets will be zero.

The Officer’s Other Activities

The Officers of API Jay T. Schwartz (President), George Brumder (Treasurer), and Julie Chase (Secretary), may have conflicts of interest in allocating their time, services, and functions between API and various other entertainment-related projects. In addition, these projects may compete with API for audiences, talent, distributors, production personnel, literary properties, exhibitors, and other elements of the entertainment business. Currently, the Officers are not involved in any other projects.

Independent Consultants

API may utilize independent consultants to assist with the production and marketing of the Film. A conflict of interest may arise with the consultants since these consultants may also be performing services for other entertainment companies or affiliates of API and may not be devoting their time exclusively to API’s business. Currently, no independent consultants are working for API, we have no affiliates, and we are not working on any other projects.

FIDUCIARY DUTY OF MANAGEMENT

The Officers are accountable to API as fiduciaries and consequently must exercise good faith and integrity in handling API’s affairs. Where the question has arisen, courts have held that an investor may institute legal action: (i) on behalf of himself and all other similarly situated investors (a class action) to recover damages for a breach by a manager of the manager’s fiduciary duty; or, (ii) on behalf of API (a company derivative action) to recover damages from third parties. In addition, (i) investors may have the right, subject to procedural and jurisdictional requirements, to bring company class actions in courts to enforce their rights under federal securities laws; and, (ii) investors who have suffered losses in connection with the purchase of their shares may be able to recover for such losses from a manager where such losses resulted from the manager’s violation of the anti-fraud provisions of the federal securities laws. Since the foregoing summary involves a rapidly developing and changing area of the law, investors who believe that a manager has breached its fiduciary duty should consult with their own counsel.

API must, upon request, give to any Series A Preferred Shareholders or his legal representative, complete information concerning API’s affairs, and each investor and his legal representative may inspect and receive a copy of API’s books and records, via email upon ten (10) business days advanced written notice.

The Officers may not be liable to API or Series A Preferred Shareholders for errors in judgment or other acts or omissions not amounting to fraud, bad faith, or gross negligence, since the Officers are indemnified, under certain circumstances, under the Articles, Bylaws (see Exhibits 3(i) and (ii)), and indemnification agreements. Accordingly, purchasers of Series A Preferred Shares may have a more limited right of action than they would if such limitations were not contained in the Bylaws.

TO THE EXTENT THAT THE INDEMNIFICATION PROVISIONS PURPORT TO INCLUDE INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS CONTRARY TO PUBLIC POLICY AND THEREFORE UNENFORCEABLE.

MANAGEMENT

General

The Officers will have the responsibility and authority for the day-to-day management of API and overseeing the acquisition, financing, and development of the Film.

Prior Performance

In 2006, Jay T. Schwartz, George Brumder, and Julie Chase formed two companies, one called Detour, LLC and the other Detour Management, LLC as its manager, to potentially develop a film called Detour. Funds to produce Detour were going to be raised under Federal Regulation A. After several review cycles over 18 months with the state of Washington, Nevada, California, and the SEC, the Detour project was cancelled so that we could focus our attention on other projects. Withdrawal of Detour’s securities registration application was submitted in March 2008 to the applicable state and federal securities regulatory agencies.

In October of 2008, Jay T. Schwartz, George Brumder, and Julie Chase formed three companies, the first called Waitlist, LLC, the second, IndieShares, LLC, and the third, IndieSares Management, LLC, as Waitlist, LLC’s manager, to potentially develop a film called “Waitlist.” Funds to produce “Waitlist” were going to be raised under the 33 Act and corresponding state securities registration regulations. After several review cycles over eight months with the SEC, in June 2009, the securities registration application for Waitlist, LLC was withdrawn.

Executive Officers and Directors of API

The following table sets forth certain information with respect to API’s executive Officers and Directors as of September 30, 2009.

Name	Age	Position with API
Jay T. Schwartz*	45	Director (Chairman) and President
George R. Brumder	37	Director and Treasurer
Julie L. Chase*	36	Director and Secretary

*	Jay T. Schwartz and Julie Chase have been married since July 24, 2004.

Jay T. Schwartz | Director (Chairman) and President

Jay T. Schwartz is API’s chairman of the Board of Directors, a Director, and also its president. Mr. Schwartz is responsible for developing and overseeing the strategic direction of the business. Mr. Schwartz has a long career in new business development, venture capital financing, and strategic sourcing (concentrating in financial and technology acquisitions) for Fortune 500 companies, including ADP, Inc., Intel Corporation, Nike, Inc., and Washington Mutual Bank. In 1994, Mr. Schwartz founded, and later sold, SlopeSide Brewing Company, which under his direction became the largest self-distributed beer brand in Illinois. Mr. Schwartz is also a retired Army Reserve officer, most recently having served as the Senior Defense Counsel in the Pacific Northwest.

Mr. Schwartz earned his B.A. degree from The State University of New York at Albany, his JD from The John Marshall Law School, and his MBA from Cornell University. He also studied at the Northwest FilmCenter in Portland, Oregon, where he directed and produced three short films: The Boxer Genius, Art of a Thief, and The Day Trader (these films were produced while Mr. Schwartz was a film student, were not intended for commercial release, and did not earn any revenue).

Employment history over the past 5 years:

July 2009-Present        Seattle, WA

Audience Productions, Inc., President

Responsible for the overall direction and management of API.

Sept 2005-July 2009        Seattle, WA

IndieShares, LLC, President

Responsible for the overall direction and management of IndieShares.

May 2008-July 2009        Seattle, WA

IndieShares Management, LLC, President

Responsible for the management of IndieShares Management.

Nov 2002-Oct 2007        Seattle, WA

Washington Mutual Bank, held various positions most recently Head of New Business Development.

Responsible for Strategic Sourcing contracting team and New Business Development.

Jan 2002-Nov 2002        Portland, OR

United States Army Reserve, Major

Provided legal support for operations “Noble Eagle,” and “Enduring Freedom”.

George Brumder | Director and Treasurer

George Brumder is a director and the treasurer of API. Mr. Brumder is responsible for all aspects of finance and accounting, including capital structure, project financials, statistical modeling, and data analysis. Mr. Brumder brings an extensive career in corporate finance, primarily in investment and commercial banking, and held positions at Cowen and Company, Union Bank of California, and most recently in strategic corporate finance at Washington Mutual Bank

Mr. Brumder earned his B.S. degree from the University of Oregon and his MBA degree from the Stern School of Business at New York University. Mr. Brumder is also Series 63 qualified.

Employment history over the past 5 years:

July 2009-Present        Seattle, WA

Audience Productions, Inc., Treasurer

Responsible for managing all finance and accounting activities.

Sept 2005-July 2009        Seattle, WA

IndieShares, LLC, Chief Financial Officer

Responsible for managing all finance and accounting activities.

May 2008-July 2009        Seattle, WA

IndieShares Management, LLC, Chief Financial Officer

Responsible for managing all finance and accounting activities.

July 2003-March 2008        Seattle, WA

Washington Mutual Bank, Vice President

Responsible for providing strategic finance support to the Enterprise Spend Management and New Business Development groups.

Julie Chase | Director and Secretary

Julie Chase is a director and the secretary of API. Ms. Chase is responsible for developing and managing communications, advertising, marketing programs, media relations, graphic design and special events. Ms. Chase brings more than ten years of marketing and press relations experience in the consumer, high-technology, and legal industries, including Nike, Inc., Intel Corporation, Microsoft Corp., and LexisNexis (a division of Reed Elsevier, Inc.). Prior to her marketing career, she worked for Japan’s Ministry of Education.

Julie earned her B.A. degree from Lewis & Clark College in Portland, Oregon, and her MBA from Cornell University. She also attended Hokusei Gakuen University in Sapporo, Japan.

Employment history over the past 5 years:

July 2009-Present        Seattle, WA

Audience Productions, Inc., Chief Marketing Officer

Responsible for all marketing activities.

Sept 2005-July 2009        Seattle, WA

IndieShares, LLC, Chief Marketing Officer

Responsible for all marketing activities.

May 2008-July 2009        Seattle, WA

IndieShares Management, LLC, Chief Marketing Officer and Secretary

Responsible for managing all marketing activities.

April 2004-May 2006        Seattle, WA

LexisNexis (a division of Reed Elsevier, Inc.), Marketing Manager

Responsible for events and online and offline marketing activities.

July 1999-April 2004        Portland, OR and Seattle, WA

Intel, Inc., Marketing Manager

Managed marketing activities relating to the consumer products division and Intel’s Innovation in Education program.

Board of Directors and Officers

The members of API’s Board of Directors are Jay T. Schwartz, George Brumder, and Julie Chase. On July 6, 2009, the Board of Directors consented to and adopted resolutions in lieu of a formal board or organizational meeting, as permitted under Section 23B.08.210 of the Washington Business Corporation Act.

Investor Communication: Series A Preferred Shareholders will be able to send emails to ir@YourMovieShares.com. Emails may be sent to the investor relations email address 24 hours per day, 7 days per week. The email box will be checked by an Officer of API on a daily basis and inquiries will be answered as soon as practicable. API will establish the email box prior to selling any Series A Preferred Shares.

Officer and Director Compensation:The Directors are not compensated as members of our Board of Directors, and are not reimbursed for expenses in connection with attendance at board and committee meetings.

Directors Not Independent and Materially Affiliated Transactions: The Board of Directors of API is not independent. API entered into Services Agreements with the Officers on July 20, 2009 (see Exhibits 10.2, 10.3, and 10.4), each a materially affiliated transaction. In these transactions, API is responsible for paying the Officers the Production Management Fee in accordance with the Production Management Fee Payment Schedule. Details of these business arrangements can be found in the “MANAGEMENT COMPENSATION” Section below. This production management transaction was entered into without the ratification of at least two disinterested independent directors. The Directors and Officers believe that the terms surrounding these transactions are as favorable to API as those generally available from third parties conducting similar activities.

Corporate Governance: Our Board of Directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the 33 Act. Additionally, we plan to form an audit committee, a corporate governance committee and a compensation committee, and to adopt charters relative to these committees, in the near future. Until that time, the entire board will continue to perform the duties of the audit committee, the corporate governance committee, and the compensation committee, which means that Directors who are the Officers will be involved in these matters. None of our Directors are independent and we are not applying for listing with a national securities exchange or an inter-dealer quotation system.

As a “Smaller Reporting Company”, as that term is defined under Rule 405 of the 33 Act or Rule 12b-2 of the 34 Act, API is not required to provide the disclosure under paragraph (d)(5) of Item

407 of Regulation S-K, relating to Audit Committees, in its first annual report; and need not provide the disclosures required by paragraphs (e)(4) and (e)(5) of Item 407 relating to Compensation Committees.

Future Transactions: We will comply with the following regarding future material related transactions:

A.	All future material related transactions and loans, if any, will be made or entered into on terms that are no less favorable to API than those that can be obtained from unaffiliated third parties; and

B.	All future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of API’s independent directors who do not have an interest in the transactions and who had access, at API’s expense, to API’s legal counsel or independent legal counsel.

MANAGEMENT COMPENSATION

API is a new company with no operating history. API has not paid any remuneration to the Officers or its Board of Directors. On July 20, 2009, the Officers purchased three Common Shares from API for $10.00 each, the then current fair market value. The Common Shares were issued in reliance on, and qualified for, the exemption under Section 4(2) of the 33 Act.

Upon successfully raising the Offering Amount within the Offering Period, the Officers will begin being paid the Production Management Fee, equal to $200,000 each, in accordance with the payment schedule below. The Officers will earn the Production Management Fee by (1) managing the day-to-day activities related to production of the Film, such as (a) disbursement of production funds to third parties, (b) daily review of Film project deliverables and milestones, (c) approving any changes to the shooting schedule or budget, (d) engaging and contracting with necessary third parties in addition to the production company (e.g., graphic artists or web developers), (e) managing third parties to ensure API’s contractual requirements are met, and (f) negotiating contract amendments or resolving disputes with third parties; (2) providing updates on the progress of the Film project so that API can correspond with Series A Preferred Shareholders regarding such progress, (3) marketing of the Film for eventual sale or distribution; (4) drafting and negotiation of sale or distribution terms and conditions; and (5) calculating, on behalf of API, any proceeds from the sale of the Film or other distributions to Series A Preferred Shareholders. Since this is an all or none offering, if the Offering Amount is not raised then no Production Management Fee shall be paid to the Officers. The Production Management Fee shall only be paid after the Offering Amount is raised and the offering proceeds are released from API’s impound account (see Exhibit 10.1). The Production Management Fee shall be paid to the Officers in accordance with the payment schedule below. Any additional cash or compensation paid to the Officers shall only be in the Officers’ capacities as the Common Shareholders and is contingent upon API generating distributable cash. The Common Shareholders will benefit from their share of the API’s distributable cash, if any, only after the Series A Preferred Shareholders have received their Series A Preferred Priority Return (their original investment of $10 per Series A Preferred Share, plus 5%). Any remaining cash available for distribution after that will be distributed, pro-rata, among the Series A Preferred Shareholders, as further described in “SERIES A PREFERRED SHARE OWNERSHIP” Section.

Production Management Fee Payment Schedule

PAYMENT SCHEDULE

Time	Project Milestone	Payment*
t = 0	First Day of Pre-Production	$100,000
t + 21 days	Middle of Pre-Production	$100,000
t + 42 days	Beginning of Principal Photography	$100,000
t + 59 days	Middle of Principal Photography	$100,000
t + 76 days	Beginning of Post-Production	$100,000
t + 196 days	Delivery of Final Print	$100,000

* Represents the total paid to all three Officers. Each Officer will receive $200,000 in total.

DEFINITIONS

Pre-Production	Activities prior to filming. Includes script development, set construction, location scouting and casting. These activities will occur within 90 days of the close of the offering.

Principal Photography	The filming of major components of the movie involving the lead actors.

Post-Production	Work performed after the principal photography. Involves editing and visual effects.

Final Print	Final, fully-edited version of the film that is ready for sale or distribution.

Compensation In Capacity As Common Shareholders

Once the Series A Preferred Priority Return has been fulfilled, all distributable cash will be distributed 50% to the Series A Preferred Shareholders and 50% to the Common Shareholders, pro-rata as follows:

A.	100% of the distributable cash to the Series A Preferred Shareholders, pro-rata, until the Series A Preferred Shareholders have received their Series A Preferred Priority Return (their original investment of $10 per Series A Preferred Share, plus 5%, see (D) below); then

B.	50% of the cash available for distribution, if any, to the Series A Preferred Shareholders, pro-rata amongst the class; and

C.	50% of the cash available to distribution to the Common Shareholders, pro-rata amongst the class.

D.	Series A Preferred Priority Return: The term Series A Preferred Priority Return shall mean that amount equal to the aggregate investments made by all of the Series A Preferred Shareholders, plus 5%. For example, if the Series A Preferred Shareholders have collectively invested $8,000,000 of cash in API, the first $8,400,000 of cash would be distributed to the Series A Preferred Shareholders, pro-rata. Once the Series A Preferred Priority Return was met, every remaining dollar of cash would be distributed 50% to the Series A Preferred Shareholders and 50% to the Common Shareholders, pro-rata.

Non-Production Activities Costs Prior to Commencement of the Offering

API is a development stage company and lacks any historical operating income or expense. The non-production activities costs that were incurred prior to the commencement of the offering are:

Description	Amount ($)
Legal Services - Drafting	82,000
Legal Services - Intellectual Property	413
Accounting Services	412
Incorporation Expense	238
Literary Options	200
Computer Software	184
Statutory Representation	126

Total	83,573

The total non-production costs incurred prior to commencement of the offering were $83,573. Of that amount, $82,000 is due to Beacon Law Advisors and $1,573 is due to the Officers. The Officers are also owed an additional $1,427, an amount which, as of September 30, 2009, is classified as cash. These costs are only recoverable if API raises the Offering Amount within the Offering Period, which means that they are only at-risk to the Officers until such time.

Recent Sales of Unregistered Securities

Three Common Shares were sold to the Officers on July 20, 2009 for $10.00 each, the then current fair market value. The Common Shares were issued in reliance on, and qualified for, the exemption under Section 4(2) of the 33 Act.

Security Ownership Of Management

Title	Name and Business Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Shares	Jay T. Schwartz 2311 N 45th St., #310 Seattle, WA 98103	1	100%

Common Shares	George R. Brumder 2311 N 45th St., #310 Seattle, WA 98103	1	100%

Common Shares	Julie L. Chase 2311 N 45th St., #310 Seattle, WA 98103	1	100%

Promotional (or Common) Shares Lock-In

As a condition to registering the Series A Preferred Shares, the Officers’ promotional Common Shares are subject to escrow or “lock-in”. The escrow agent or security holder is Beacon Law Advisors and the Promotional Shares Lock-In Agreement between API, the Officers, and Beacon can be found in Exhibit 10.3 of this Prospectus. The terms of this agreement specify that:

1.	The Common Shares may not be sold during the time API is offering its Series A Preferred Shares to the public.

2.	The conditions upon which the Common Shares may be released, are:

a. If API’s aggregate revenue exceeds $500,000, or

b. If API’s aggregate revenue is less than $500,000, the Common Shares may be released in their entirety within 5 years, or

c. If the public offering is terminated, and no securities are sold or the offering is terminated and the gross proceeds of the offering have been returned to the public investors, or

d. If a distribution is made to the Series A Preferred Shareholders as a result of the sale of the Film or liquidation of API.

CERTAIN RELATIONSHIPS AND RELATED THIRD PARTY TRANSACTIONS

Since this is an all or none offering, if the Offering Amount is not raised within the Offering Period then no Production Management Fee shall be paid to the Officers in exchange for the services considered under the Services Agreements, effective as of July 20, 2009, between API and the Officers. The Production Management Fee shall only be paid after the Offering Amount is raised within the Offering Period and the offering proceeds are released from API’s impound account (see the “MANAGEMENT COMPENSATION” Section above).

API’s Bylaws (see Exhibit 3(ii)) provides, among other things, that the Officers shall not be personally liable to Series A Preferred Shareholders for monetary damages, except for liability for acts or omissions not in good faith or which result in a breach of a material obligation. Accordingly, the Officers shall have no liability to Series A Preferred Shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law.

Indemnification by API. Pursuant to API’s Bylaws (See Exhibit 3(ii)) and in accordance with RCW 23B.08.320, Limitation on Liability, API agrees to indemnify the Officers for all expenses and liabilities incurred by the Officers in connection with any criminal or civil action brought or threatened against the Officers. In order to be entitled to indemnification by API, the Officers must have acted in good faith and in a manner believed to be in API’s best interests.

Commission Position on Indemnification for Securities Act Liabilities. Insofar as indemnification for liabilities arising under the 33 Act may be permitted to the Officers, Directors, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Out Of Pocket Costs. Certain non-production costs have been paid for by API using funds loaned to the company by the Officers and are, therefore, at the Officers’ risk of loss, recoverable only if API raises the Offering Amount. Loans made to API through September 30, 2009 total $3,000.

AUDITED FINANCIAL STATEMENTS

ITEM 7.	FINANCIAL STATEMENTS

The financial statements required by Item 7 are presented in the following order:

GEORGE STEWART, CPA

2301 SOUTH JACKSON STREET, SUITE 101-G

SEATTLE, WASHINGTON 98144

(206) 328-8554 FAX(206) 328-0383

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Audience Productions, Inc.

I have audited the accompanying balance sheet of Audience Productions Inc. (A Development Stage Company) as of September 30, 2009, and the related statement of operations, stockholders’ equity and cash flows for the period from July 6, 2009 (inception), to September 30, 2009. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Audience Productions Inc., (A Development Stage Company) as of September 30, 2009, and the results of its operations and cash flows from July 6, 2009 (inception), to September 30, 2009 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note # 2 to the financial statements, the Company has had no operations and has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note # 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Very Truly Yours,

/S/ GEORGE STEWART

George Stewart, CPA

Seattle, WA

October 20, 2009

Audience Productions, Inc.

(A Development Stage Company)

BALANCE SHEET

SEPTEMBER 30, 2009

ASSETS
Current Assets
Cash	$1,457

Total Current Assets	1,457

Other Assets	—

TOTAL ASSETS	$1,457

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable – Beacon Law Advisors	$82,000

Total Current Liabilities	82,000

Long-Term Liabilities
Loans from Common Shareholders	$3,000

Total Long-Term Liabilities	3,000

TOTAL LIABILITIES	$85,000

SHAREHOLDERS’ EQUITY
Common Shares	$3
(non-voting, three shares authorized, issued, and outstanding, $1.00 par value)
Series A Preferred Shares	—
(800,000 voting shares authorized, none issued or outstanding, no par value)
Paid-in-Capital	27
Deficit Accumulated During Development Stage	(83,573)

TOTAL SHAREHOLDERS’ EQUITY	$(83,543)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,457

The accompanying notes are an integral part of these financial statements.

Audience Productions, Inc.

(A Development Stage Company)

STATEMENT OF OPERATIONS

For the Period July 6, 2009 (date of inception) to September 30, 2009

Revenues	$—

Expenses
Marketing and Business Development	—
General and Administrative	364
Accounting and Legal Fees	83,009
Story and Other Rights	200

83,573

Net Loss	$(83,573)

The accompanying notes are an integral part of these financial statements.

Audience Productions, Inc.

(A Development Stage Company)

STATEMENT OF CHANGES IN MEMBER’S CAPITAL

For the Period July 6, 2009 (date of inception) to September 30, 2009

	Common Shares		Series A Preferred Shares		Paid in Capital	Deficit Accumulated During the Developmental Stage	TOTAL
	Number	$	Number	$
Balance, July 6, 2009	—	$—	—	$—	$—	$—	$—
Issuance of Common Stock for Cash	3	3			27		30
Net Profit (Loss)						(83,573)	(83,573)

Balance, September 30, 2009	3	$3	0	$0	$27	$(83,573)	$(83,543)

The accompanying notes are an integral part of these financial statements.

Audience Productions, Inc.

(A Development Stage Company)

STATEMENT OF CASH FLOWS

For the Period July 6, 2009 (date of inception) to September 30, 2009

Cash from Operating Activities
Net Loss	$(83,573)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Changes in operating assets and liabilities:
Accounts Payable – Beacon Law Advisors	82,000

Net Cash from Operating Activities	(1,573)

Cash from Financing Activities
Loans from Common Shareholders	3,000
Sale of Common Shares	30

Net Cash from Financing Activities	3,030

Net Change in Cash	1,457
Cash at Beginning of Period	—

Cash at September 30, 2008	$1,457

The accompanying notes are an integral part of these financial statements.

Audience Productions, Inc.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

For the Period July 6, 2009 (date of inception) to September 30, 2009

Note 1: Organization and Significant Accounting Policies

Nature of Operations

Audience Productions, Inc. (“API”) is a Washington corporation formed in July 2009 to engage in the business of developing, financing, producing, marketing, and selling the full length motion picture, “Lydia Slotnick Unplugged.” The Film tells the story of a hip, thirty something music executive that has to prove she still has an edge. So, she digs up dirt on a has-been rocker, but uncovers a bigger story. We anticipate that the film will be sold to a distributor; however, there are no plans or arrangements with any distributors currently in place. Upon the sale of the film, API will be liquidated.

API is currently wholly-owned and managed by Jay T. Schwartz, Julie Chase, and George Brumder in equal thirds.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ materially from those estimates and assumptions.

Basis of Presentation

API’s financial statements are prepared using the accrual method of accounting and have been prepared in accordance with accounting principles generally accepted in the United States of America. API has elected a September 30 year end.

Basic and Diluted Earnings per Share

In February 1997, the FSAB issued SFAS No. 128, “Earnings Per Share,” which specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock. SFAS No. 128 supercedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. API has adopted the provisions of SFAS No. 128 effective July 6, 2009 (inception).

Cash and Cash Equivalents

Cash includes cash and highly liquid investments with original maturities of three months or less.

Note 2: Going Concern

As shown in the accompanying financial statements, API incurred substantial net losses for the period ended September 30, 2009 and has no revenue stream to support itself. This raises doubt about API’s ability to continue as a going concern.

API’s future success is dependent upon its ability to raise additional capital to fund its business plan and ultimately to attain profitable operations. There is no guarantee that API will be able to raise enough capital or generate sufficient revenues to sustain its operation. Management believes they can raise the appropriate funds needed to support their business plan.

The financial statements do not include any adjustments relating to the recoverability or classification or recorded assets and liabilities that might result should API be unable to continue as a going concern. During the period from July 6, 2009 (Inception) through September 30, 2009 API had a loss of ($ 83,573).

Note 3: Series A Preferred Shares

Priority Return

When the Series A Preferred Shares are issued, Series A Preferred Shareholders will be entitled to a priority return equal to the amount of their investment plus 5%. Until the Series A Preferred priority return has been paid, all cash available for distribution will be distributed 100% to the Series A Preferred Shareholders, pro-rata amongst the class.

Note 4: Accounts Payable - Beacon Law Advisors

API has retained Beacon Law Advisors for securities-related legal services. Under the terms of the agreement with Beacon, Beacon has charged API $82,000 for services associated with the preparation and filing of API’s registration statement. This amount is due in full upon the successful closing of the offering associated with the financing of “Lydia Slotnick Unplugged.”

Note 5: Long Term Liabilities

On August 19, 2009 API entered into a loan agreement with Jay T. Schwartz, George Brumder, and Julie Chase (the common shareholders) for the sum of three thousand dollars ($3,000), with an interest rate of five percent (5%) per annum. The loan, and accrued interest, shall become immediately due and payable upon the successful closing of the offering associated with the financing of “Lydia Slotnick Unplugged.” Repayment of the loan will not represent a taxable dividend or distribution of cash from API. Under the terms of the agreement, additional loans may be made as requested by API, to fund ongoing operations of the company, up to a total of $100,000, though management does not believe API will require more than $30,000 in loans to fund its operations prior to the successful closing of the offering associated with the financing of “Lydia Slotnick Unplugged.”

Note 6: Commitments

In October 2009, API expects to make a payment of $446.40 to the SEC upon the filing of its registration statement.

In October 2009, API expects to pay its accountants $3,500 for auditing services.

Upon approval of its registration statement by the SEC, API expects to make a series of payments totaling approximately $12,500 to various state securities regulators with which this securities offering will be filed.

Per Note #5 above, the expenditure of these amounts will result in additional borrowings by API from the Common Shareholders.

Note 7: Income Taxes

Deferred Tax Assets:	As of September 30, 2009

Net Operating Loss Carryforwards	$ 83,573
Other	0
Gross Deferred Tax Assets	28,415
Valuation Allowance	(28,415)
Net Deferred Tax Assets	0

Note 8: Common Stock Transactions

API is authorized to issue a total of three share of common stock at a value of $1.00 per share.

On July 6, 2009 API, by unanimous written consent, issued a total of three shares of common stock to the founders (directors and officers). These shares were issued at par value of $1.00 in consideration only for cash.

Total shares issued and outstanding at September 30, 2009 are three.

Note 9: Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements NO 133 and 140,” to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment of Disposal of Long-Lived Assets,” to allow a qualifying special purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. This standard is not expected to have a significant effect on API’s future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets,” and amendment of FASB Statement NO. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The Subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity’s first fiscal year beginning after September 15, 2006. This adoption of this statement is not expected to have a significant effect on API’s future report financial position or results of operations.

In April 2009, the FASB issued FASB Staff Position 107-1 and Accounting Principles Board 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” (“FSP 107-1”). FSP 107-1 amends SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. FSP 107-1 also amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in summarized financial information at interim reporting periods. FSP 107-1 is effective for interim reporting periods ending after June 15, 2009. FSP107-1 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. API adopted FSP 107-1 in the second quarter of 2009. FSP 107-1 did not have a material impact on the financial statements.

In April 2009, the FASB issued FASB Staff Positions 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP 115-2 and 124-2”). FSP 115-2 and 124-2 amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. FSP 115-2 and 124-2 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. API adopted FSP 115-2 and 124-2 in the second quarter of 2009. FSP 115-2 and 124-2 did not have a material impact on the financial statements.

In April 2009, the FASB issued FASB Staff Position 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” (“FSP 157-4”). FSP 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157, “Fair Value Measurements,” when the volume and level of activity for the asset or liability have significantly decreased. FSP 157-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP 157-4 is effective for interim and annual reporting periods ending after June 15, 2009. API adopted FSP 157-4 in the second quarter of 2009. FSP 107-1 did not have a material impact on the financial statements.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 165, “Subsequent Events,” (“SFAS No. 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 applies to both interim financial statements and annual financial statements. SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009. SFAS 165 does not have a material impact on our financial statements.

In July 2009, the FASB issued Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles,” (“SFAS 168”). SFAS 168 replaces FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles”, and establishes the FASB Accounting Standards Codification (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”). SFAS 168 is effective for interim and annual periods ending after September 15, 2009. API will begin to use the new Codification when referring to GAAP in its annual report on Form 10-K for the fiscal year ending January 3, 2010. We do not expect the adoption of SFAS 168 to materially impact our financial statements or results of operations. API does not expect the adoption of recently issued accounting pronouncements to have any significant impact on API’s results of operations, financial position or cash flow. As new accounting pronouncements are issued, API will adopt those that are applicable under the circumstances.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13:	Other Expenses of Issuance and Distribution.

API is a development stage company and lacks any historical operating income or expense. The non-production activities costs that were incurred prior to the commencement of the offering are:

Description	Amount ($)
Legal Services - Drafting	82,000
Legal Services - Intellectual Property	413
Accounting Services	412
Incorporation Expense	238
Literary Options	200
Computer Software	184
Statutory Representation	126

Total	83,573

The total non-production costs incurred prior to commencement of the offering were $83,573. Of that amount, $82,000 is due to Beacon Law Advisors and $1,573 is due to the Officers. The Officers are also owed an additional $1,427, an amount which, as of September 30, 2009, is classified as cash. These costs are only recoverable if API raises the Offering Amount within the Offering Period, which means that they are only at-risk to the Officers until such time.

Item 14:	Indemnification of Directors and Officers.

1.	In accordance with RCW 23B.08.320 and 23B.08.570, Limitation on Liability of Directors and Indemnification of Officers, the Bylaws (see the Appendix and Exhibit 3(i)) contain provisions not inconsistent with law that:

(a)	Eliminates or limits the personal liability of the Officers and Directors of API to API or its Shareholders for monetary damages for conduct as Officers, provided that such provisions shall not eliminate or limit the liability of the Officers or Directors of API for acts or omissions that involve intentional misconduct or a knowing violation of law by the Officers or Directors of API, for conduct of the Officers or Directors of API violating RCW 23B.08.570 or 23B.08.320, or for any transaction from which the Officers or Directors will personally receive a benefit in money, property, or services to which the Officers or Directors of API are not legally entitled; or

(b)

Indemnify the Officers and Directors of API from and against any judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which an individual is a party because he or she is, or was, a Director or Officer of API, provided that no such indemnity shall indemnify the Officers or Directors of API from or on account of acts or omissions of the Officers or Directors of API finally adjudged to be intentional misconduct or a knowing violation of law by the Officers or Directors of API, conduct of the Officers or Directors of API adjudged to be in violation of RCW 23B.08.570 or 23B.08.320, or any transaction with respect to which it was finally adjudged that the Officers or Directors of API received a benefit in money, property, or services to which the Officers or Directors of API were not legally entitled.

2.	To the extent that, at law or in equity, the Officers or Directors of API have duties (including fiduciary duties) and liabilities relating thereto to API, the Officers or Directors of API shall not be liable to API or to any Shareholder for the Officers’ or Directors’ good faith reliance on the provisions of the Bylaws (see Exhibit 3(ii)).

Item 15:	Recent Sales of Unregistered Securities.

Three Common Shares were sold to the Officers on July 20, 2009 for $10.00 each, the then current fair market value. The Common Shares were issued in reliance on, and qualified for, the exemption under Section 4(2) of the 33 Act.

Item 16:	Exhibits. The following exhibits are filed with this registration statement:

EXHIBITS

Exhibit No.	Description	Filing Date
3(i)	Articles of Incorporation	October 20, 2009

3(ii)	API’s Bylaws dated July 20, 2009	October 20, 2009

4.2	Series A Preferred Shares Certificate Specimen (with transfer restriction)	October 20, 2009

5	Opinion re legality (including consent)	October 20, 2009

10.1	Impound of Funds Agreement executed October 1, 2009 between Audience Productions, Inc. and Banner Bank	October 20, 2009

10.2	Services Agreement effective as of July 20, 2009 between Audience Productions, Inc. and Jay T. Schwartz	October 20, 2009

10.3	Services Agreement effective as of July 20, 2009 between Audience Productions, Inc. and George Brumder	October 20, 2009

10.4	Services Agreement effective as of July 20, 2009 between Audience Productions, Inc. and Julie Chase	October 20, 2009

10.5	Promotional Shares Lock-in Agreement executed July 20, 2009 between Audience Productions, Inc. and Beacon Law Advisors, PLLC	October 20, 2009

10.6	Option/Purchase Agreement effective as of July 20, 2009 between Audience Productions, Inc., Andrew Craft, and Michael Zam	October 20, 2009

10.7	Production Services Agreement effective as of July 20, 2009 between Audience Productions, Inc. and Bridge Productions, Inc.	October 20, 2009

23	Consent of Independent Auditors	October 20, 2009

99.1	Form of Subscription Agreement	October 20, 2009

99.2	Appointment of agent for service of process	October 20, 2009

99.3	Script for the Feature-Length Film, “Lydia Slotnick Unplugged,” by Andrew Craft and Michael Zam	October 20, 2009

UNDERTAKINGS

Insofar as indemnification for liabilities arising under the 33 Act may be permitted to API’s Officers, Directors, managers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 33 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such manager, officer, or controlling person in connection with the securities being registered, API will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 33 Act and will be governed by the final adjudication of such issue.

API hereby undertakes:

• To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

• To include any prospectus required by Section 10(a)(3) of the 33 Act;

• To specify in the prospectus any facts or events arising after the effective date of the registration statement, or most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

• To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

• That, for the purpose of determining any liability under the 33 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

• To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

• To send each Series A Preferred Shareholder at least on an annual basis a detailed statement of transactions with the Officers and of fees, commissions, compensation, and other benefits paid, or accrued to the Officers for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

• To provide the Series A Preferred Shareholders the financial statements required by form 10-K for the first full year of operations of Audience Productions, Inc.

That, for the purpose of determining liability of the undersigned registrant under the 33 Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

• Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

• Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

• The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

• Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for the purpose of determining liability under the 33 Act to any purchaser:

• Each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

• Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the 33 Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

• Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the 33 Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington, October 20, 2009.

For Audience Productions, Inc.

By:	/s/ JAY T. SCHWARTZ
Name:	Jay T. Schwartz
Title:	President (principal executive officer) and Director

Pursuant to the requirements of the 33 Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAY T. SCHWARTZ	Director and President of Audience Productions, Inc.	October 20, 2009
Jay T. Schwartz

/s/ GEORGE R. BRUMDER	Director and Treasurer (principal financial officer) of Audience Productions, Inc.	October 20, 2009
George R. Brumder

/s/ JULIE L. CHASE	Director and Secretary of Audience Productions, Inc.	October 20, 2009
Julie L. Chase

APPENDIX

Glossary

The capitalized terms used in the Registration Statement will have the meanings set forth in this glossary.

Term Used in Prospectus	Definition
33 Act	The Securities Act of 1933, as amended.
34 Act	The Securities Exchange Act of 1934, as amended.
API	Audience Productions, Inc. is a Washington corporation and the issuer of the Series A Preferred Shares. The Directors and Officers of API are Jay T. Schwartz (Director, President), George Brumder (Director, Treasurer), and Julie Chase (Director, Secretary).
Articles	The articles of incorporation, which is the corporate document including information such as the corporation’s name, purpose, number of authorized Shares, and the number and identity of the Directors. The articles of incorporation can be found in Exhibit 3(i).
Board of Directors	The group comprised of Jay T. Schwartz, George Brumder, and Julie Chase as API’s initial Board of Directors. The Board of Directors’ responsibilities include those which are described in the Articles and Bylaws, including appointing the Officers. Only the Series A Preferred Shareholders can remove and elect new Directors to the Board of Directors.
Bylaws	The corporate rules governing the management of API, which can be found in Exhibit 3(ii).
Common Shares	The ownership of API comes in the form of Series A Preferred Shares and three Common Shares, which are owned by the Common Shareholders. The Common Shares have no voting rights and may share in 50% of API’s distributable cash only after investments in the Series A Preferred Shares have been repaid 105% of their original investment amounts (this includes the Series A Preferred Priority Return).
Common Shareholders	Jay T. Schwartz, George Brumder, and Julie Chase are the sole Common Shareholders equally owning the three Common Shares.
Constant Contact	Constant Contact, Inc. is a third party email distribution company that API plans to use to distribute email communications to investors.
Directors	The Directors of Audience Productions, Inc. Currently, Jay T. Schwartz, George Brumder, and Julie Chase.

A-1

Film	The feature film, “Lydia Slotnick Unplugged.”
Impound of Funds Agreement	An agreement between Banner Bank and API that impounds (escrows) all invested funds until the Offering Amount is met, which must be achieved within the Offering period. If this is not the case, all funds are promptly returned to investors without API ever having had access to the funds. The Impound of Funds Agreement can be found attached to this Prospectus as Exhibit 10.1.
Offering Amount	The subscription funds placed in the impound account, which may only be released once the offering threshold of $8,000,000 is met.
Offering Period	The 360 day period, after SEC effectiveness, that the Series A Preferred Shares will be available to the public.
Officers	The officers of Audience Productions, Inc., currently Jay T. Schwartz (President), George Brumder (Treasurer), and Julie Chase (Secretary).
Production Management Fee	The $600,000 fee paid to the Officers ($200,000 each) in six approximately $33,333 installments per Officer over the course of the Film’s production, in exchange for the production management services captured in the agreement between the Officers and API, attached to this Prospectus as Exhibits 10.2, 10.3, and 10.4.
Prospectus	A legal document offering securities for sale, required by the SEC and states in which sales are sought, that must be declared effective by the SEC and target states prior to sales commencing. The document must sufficiently explain the offering, including risks, use of proceeds, financial position, and conflicts of interest that will help prospective investors decide whether the investment is appropriate for them.
Registration Statement	The complete set of documents required to be filed with the SEC, including the Prospectus, prior to a registered public offering.
Series A Preferred Priority Return	The 5% return beyond each investor’s original investment of $10 per Series A Preferred Share that must be paid prior to any cash being distributed to the Common Shareholders.
Series A Preferred Shares	The shares that will be offered for sale to the public. These shares have 100% of the voting rights and a Series A Preferred Priority Return of 5% of the $10 purchase price per preferred share.
Shares	Series A Preferred Shares together with the Common Shares.
Shareholders	Series A Preferred Shareholders together with the Common Shareholders.
Subscription Agreement	The agreement than an investor must sign to become a Series A Preferred Shareholder of API.

A-2